Exhibit 10.2
INTEREST PURCHASE AND SALE AGREEMENT
by and among
WSL Holdings IV, L.L.C., a Delaware limited liability company,
Walton Acquisition Holdings IV, L.P., a Delaware limited partnership,
SL Jupiter Holdings, L.L.C., a Delaware limited liability company,
Mangrove Bay Investors, L.L.C., a Delaware limited liability company,
Senior Lifestyle Contribution Company, L.L.C., a Delaware limited liability company,
Senior Lifestyle CI-II, L.L.C., a Delaware limited liability company, collectively, as Sellers,
and
Legacy Healthcare Properties Trust, Inc., a Maryland corporation, as Purchaser
April 27, 2010

i

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Description of the WSL Companies, the Florida Companies and the Properties
Exhibit B	Existing Tenants
Exhibit C	List of Due Diligence Materials
Exhibit D	Immaterial Takings
Exhibit E	Loan Documents, Estimated Principal Balance
Exhibit F	List of Motor Vehicles and Description of Motor Vehicle Leases
Exhibits G1 - G8	Legal Description of each Property
Exhibit H	Form of Assignment and Assumption Agreement
Exhibit I	Form of Interest Assignments
Exhibit J	Schedule of Leased and Licensed FF&E

Schedule 1	Allocated Purchase Price
Schedule 3.4(f)	Rent Rolls
Schedule 6.1(a)	Foreign Qualifications
Schedule 6.1(b)	Capitalization and Title to Interests
Schedule 6.1(c)	Subsidiaries and Investments
Schedule 6.1(e)	Exceptions to Taxes Representations
Schedule 6.1(f)	Absence of Certain Changes
Schedule 6.1(g)	Special Tax Abatements or Categorizations
Schedule 6.1(i)	Schedule of Non-Terminable Contracts
Schedule 6.1(l)	Litigation
Schedule 6.1(n)	List of Material Environmental Reports
Schedule 6.1(t)	Intercompany Contracts and Obligations
Schedule 6.1(u)	Medicaid Programs
Schedule 6.5(b)	Regulatory Surveys
Schedule 8.8	Required Capital Improvements
Schedule 9.1(b)	Entrance Fees

INTEREST PURCHASE AND SALE AGREEMENT
     THIS INTEREST PURCHASE AND SALE AGREEMENT (this “Agreement”) is made effective as of April 27, 2010 (the “Effective Date”), by and among (i) (1) WSL Holdings IV, L.L.C., a Delaware limited liability company (“WSL Seller”), (2) Walton Acquisition Holdings IV, L.P., a Delaware limited partnership (“Holdings”), (3) SL Jupiter Holdings, L.L.C., a Delaware limited liability company, (4) Mangrove Bay Investors, L.L.C., a Delaware limited liability company, (5) Senior Lifestyle Contribution Company, L.L.C., a Delaware limited liability company, (6) Senior Lifestyle CI-II, L.L.C., a Delaware limited liability company ((2) through (6) collectively, “Florida Sellers”) (WSL Seller and Florida Sellers collectively, “Sellers”), and (ii) Legacy Healthcare Properties Trust, Inc., a Maryland corporation, or its successors and assigns (“Purchaser”).
WITNESSETH:
     WHEREAS, WSL Seller owns, directly or indirectly, beneficially and of record, one hundred percent (100%) of the membership interests (collectively, the “WSL Interests”) of the limited liability companies (collectively, the “WSL Companies”) more particularly described on Exhibit A, attached hereto and by this reference made a part hereof;
     WHEREAS, SL Jupiter Holdings, L.L.C. and Holdings own, beneficially and of record, one hundred percent (100%) of the membership interests (collectively, the “Florida Interests”) of the limited liability companies more particularly described on Exhibit A (such companies, together with Walton SL Jupiter Investors GP IV, L.L.C., a Delaware limited liability company (the “Florida Intermediary”), the “Florida Companies”);
     WHEREAS, Mangrove Bay Investors, L.L.C., Senior Lifestyle Contribution Company, L.L.C. and Senior Lifestyle CI-II, L.L.C. (as an owner of a “promote” interest), own, beneficially and of record, forty-nine and 906/1,000ths percent (49.906%) of the issued and outstanding partnership interests (collectively, the “Partnership Interests”) of the Florida Property Owner;
     WHEREAS, the WSL Interests, the Florida Interests and the Partnership Interests are collectively referred to herein as the “Interests”;
     WHEREAS, the WSL Companies and the Florida Property Owner are referred to herein as the “Property Owners”;
     WHEREAS, the Florida Companies and the Property Owners are collectively referred to herein as the “Acquired Companies”;
     WHEREAS, the Property Owners are the owners or ground lessees of certain assisted and independent living facilities and/or other senior living businesses and certain vacant real property more particularly described on Exhibit A (collectively, the “Properties”);
     WHEREAS, the Property Owners, other than the Florida Property Owner, have entered into the Existing Leases with the existing tenants of the Properties more particularly described on Exhibit B attached hereto and by this reference made a part hereof (collectively, the “Tenants”);

     WHEREAS, the Tenants and the Florida Property Owner have entered into the Existing Management Agreements with Senior Lifestyle Management, L.L.C., a Delaware limited liability company (“Manager”);
     WHEREAS, the Tenants and the Florida Property Owner have heretofore conducted and operated assisted and independent living facilities and/or other senior living businesses, and related and ancillary business activities, at the various Properties, all of which have heretofore been managed by Manager (collectively, the “Business”);
     WHEREAS, Legacy Healthcare Properties Trust, Inc., a Maryland corporation (the “REIT”), intends to conduct an initial public offering, certain of the proceeds of which will be used to fund the Purchase Price hereunder, and Purchaser enters into this Agreement with the intention of assigning its rights hereunder to its Affiliates that will purchase the Interests and thereby acquire all of Sellers’ right, title and interest in and to the Acquired Companies and the Properties;
     WHEREAS, Purchaser intends that, in connection with the Closing, the Property Owners and the Tenants will enter into new leases which will replace the Existing Leases, except with respect to the Existing Leases for certain of the New York Properties which will continue in full force after the Closing (collectively, the “New Leases”), and the Tenants and the Manager will enter into new management agreements which will replace the Existing Management Agreements (collectively, the “New Management Agreements”);
     WHEREAS, prior to the expiration of the Due Diligence Period, Purchaser intends that an Affiliate of the Manager will form the Florida Tenant and, in connection with the Closing, the Florida Property Owner and the Florida Tenant will enter into a lease with respect to the Florida Property (the “Florida Lease”) and the Florida Tenant and the Manager will enter into a management agreement with respect to the Florida Property (the “Florida Management Agreement”); and
     WHEREAS, Sellers desire to sell, and Purchaser desires to purchase, the Interests and thereby Sellers will convey all of their respective right, title and interest in and to the Acquired Companies and the Properties, to Purchaser upon the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Sellers and Purchaser hereby agree as follows:
     SECTION 1. DEFINITIONS.
     Capitalized terms used in this Agreement and not defined elsewhere herein shall have the meanings set forth below, in the Section of this Agreement referred to below, or in such other document or agreement referred to below (such definitions to be equally applicable to both the singular and plural forms of the terms defined). When a reference is made in this Agreement to Sections, subsections, Schedules or Exhibits, such reference is to a Section, subsection, Schedule or Exhibit to this Agreement unless otherwise indicated. The words “include”, “includes” and “including” when used herein are deemed in each case to be followed by the words “without limitation”. The word “herein” and similar references mean, except where a specific Section reference is expressly indicated, the entire Agreement rather than any specific Section. The word “or” has, except as otherwise indicated, the inclusive meaning represented by the phrase “and/or”.
     “Acquired Companies” shall have the meaning given such term in the Recitals.
     “Action” shall have the meaning given such term in Section 11.5(a).
     “Act of Bankruptcy” shall mean: (i) if a party hereto or any general partner, manager or any Person with a Controlling Interest thereof shall (a) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or all of or a substantial part of its property; (b) admit in writing its inability to pay its debts as they become due; (c) make a general assignment for the benefit of its creditors; (d) file a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect); (e) be adjudicated a bankrupt or insolvent; (f) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts; (g) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect); or (h) take any corporate or partnership action for the purpose of effecting any of the foregoing; or (ii) if a proceeding or case shall be commenced, without the application or consent of a party hereto or any general partner thereof in any court of competent jurisdiction seeking (1) the liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of debts, of such party or general partner; (2) the appointment of a receiver, custodian, trustee or liquidator for such party or general partner or all or any substantial part of its assets; or (3) other similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed; or (iii) an order (including an order for relief entered in an involuntary case under the Federal Bankruptcy Code, as now or hereinafter in effect), judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) consecutive days.
     “Additional Exception” shall have the meaning given such term in Section 2.3(d).
     “Adverse Consequences” shall mean all liabilities, demands, claims, actions, causes of action, costs, expenses, damages (including incidental, special, but excluding consequential and punitive damages and lost profits), Taxes, losses, penalties, fines, judgments or amounts paid in settlement, including reasonable attorneys’ and accountants’ fees, including, without limitation, all Adverse Consequences incurred by any of the Acquired Companies. The term Adverse Consequences expressly includes any consequences arising from Purchaser’s sending, or failure to send, any filings relating to Transfer Taxes due, or otherwise, in connection with the transactions contemplated by this Agreement, including any interest, penalties or reassessment of the value of the Florida Property for purposes of ad valorem taxes, and Purchaser’s failure to pay any Transfer Taxes due in connection with the transactions contemplated by this Agreement.
     “Advisors” means Legacy Healthcare Advisors, LLC, a Florida limited liability company.

     “Affiliate” shall mean any Person directly or indirectly controlling, controlled by, under common control with, or having a Controlling Interest in that Person and any officer, director or controlling person of that Person. For purposes of this Agreement, each Seller and Acquired Company is an Affiliate of each other Seller and Acquired Company.
     “Agreement” shall mean this Interest Purchase and Sale Agreement, together with all Exhibits and Schedules attached hereto, as it and they may be amended from time to time as herein provided.
     “Allocated Purchase Price” shall mean the amount of the Purchase Price allocated to each of the Interests as set forth on Schedule 1, attached hereto and by this reference made a part hereof. Purchaser shall have the right, subject to Sellers’ reasonable approval thereof, to revise the Allocated Purchase Price and provide Seller the final Schedule 1 no later than five (5) calendar days prior to the Closing Date; provided, however, that the Purchase Price allocable to (i) the Florida Interests shall not be subject to adjustment, and (ii) the other Interests shall not be adjusted in any manner that conflicts with or is prohibited by the Loan Documents applicable to such Interests.
     “Annual Financial Statements” shall mean the audited financial statements of each of WSL Seller and the Florida Property Owner, on a consolidated basis to the extent applicable, as of and for the fiscal years ended December 31, 2007, 2008 and 2009.
     “As-Built Drawings” shall mean, with respect to each Property, the final “as-built” plans and specifications for the Improvements located on such Property, which are to be furnished by Sellers (if available) to Purchaser pursuant to Section 3.4(g).
     “Assets” shall mean, with respect to (i) each Acquired Company, all its Real Property, personal property, intangible or other assets, including, without limitation its ownership interest in the Property Owners, the Properties, the FF&E, the Contracts and the Intangible Property, collectively, and (ii) each Tenant and Manager, all of the personal property and intangible assets, including, without limitation the FF&E, the Contracts and the Intangible Property, collectively, and necessary for or otherwise used in connection with the Business. The Assets shall not include the Excluded Assets, which shall be conveyed to Sellers at Closing.
     “Assignment and Assumption Agreement” shall have the meaning given such term in Section 2.7.
     “Assumption Documents” shall mean those documents as specified in the Loan Documents or as the Lender may reasonably require in order to confirm Purchaser’s assumption of the Loan Documents so long as such documents (unless otherwise approved by Purchaser in its sole discretion) do not: (i) materially expand liability under the Loan Documents, (ii) do not increase the economic terms of the Loan, (iii) do not increase the obligations of borrower beyond those currently applicable to any borrower, guarantor and/or indemnitors, and (iv) do not reduce the rights of the borrower or require Purchaser to assume any pre-existing obligations or defaults of the applicable Seller, as borrower, except to the extent consistent with customary loan assumption practices (e.g., liabilities relating to the pre-existing environmental condition of the Property under an environmental indemnity).

     “Benefit Plan” means each employee benefit plan and program covering any Employees or former Employees, including any “employee pension benefit plan,” (as such term is defined in Section 3(2) of ERISA), “employee welfare benefit plan” (as such term is defined in Section 3(1) of ERISA), material personnel or payroll policy (including vacation time, holiday pay, service awards, moving expense reimbursement programs and sick leave) or material fringe benefit, life, disability, medical, dental or hospitalization plan, sick-leave plan, severance agreement or plan, bonus, profit-sharing or other similar benefit or incentive plan, top hat plan or deferred compensation plan, salary reduction agreement, bargaining agreement, indemnification agreement, retainer agreement, stock option, stock ownership or stock purchase plan, executive compensation plan, excess benefits plan, employment contracts or transition or retention benefits plan, or any other benefit plan, policy, program, arrangement, agreement or contract, whether or not written, with respect to any employee, former employee, director, independent contractor, or any beneficiary or dependent thereof (including, without limitation, any “employee benefit plan,” as defined in Section 3(3) of ERISA), maintained, or contributed to, by any Acquired Company or Florida Employer or to which any of the foregoing is required to contribute, or for which any of the foregoing may have any current or potential liability by reason of having an ERISA Affiliate.
     “Business” shall have the meaning given such term in the recitals.
     “Business Day(s)” shall mean any day other than a Saturday, Sunday or any other day on which banking institutions in the State of Florida are authorized by law or executive action to close.
     “Casualty Notice” shall have the meaning given such term in Section 2.6(a).
     “Change Notice” shall have the meaning given such term in Section 6.1.
     “Claim” shall have the meaning given such term in Section 11.1.
     “Closing” shall have the meaning given such term in Section 3.2.
     “Closing Payment” shall have the meaning given such term in Section 3.3(c).
     “Closing Contingencies” shall have the meaning given such term in Section 4.
     “Closing Date” shall have the meaning given such term in Section 3.2.
     “CMS” shall have the meaning given such term in Section 6.1(u).
     “COBRA” shall have the meaning given such term in Section 8.9.
     “Code” shall mean the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder from time to time.
     “Condemnation Notice” shall have the meaning given such term in Section 2.5.

     “Confidentiality Agreement” shall mean that certain Reciprocal Confidentiality Agreement dated as of March 15, 2010 by and between WSL Holdings IV, L.L.C. and SL Jupiter, on behalf of Sellers, and Purchaser.
     “Contracts” shall mean any agreement, contract, obligation, promise or commitment (whether written or oral) that is legally binding, including but not limited to: (a) equipment leases relating to any Property and to which a Property Owner or its Affiliate is a party, (b) Motor Vehicle Leases, and (c) any service or other contracts relating to any Property and to which a Property Owner or its Affiliate is a party which are disclosed in writing to Purchaser on or before the Closing, which are acceptable to Purchaser in Purchaser’s reasonable discretion; provided, however, any equipment leases, Motor Vehicle Leases, service or other contracts that Purchaser does not wish to assume and which are cancellable without penalty on not more than sixty (60) days’ notice shall be caused to be terminated by Sellers simultaneous with the Closing.
     “Controlling Interest” shall mean: (a) as to a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of such corporation (through ownership of such shares or by contract), and (b) as to a Person not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.
     “Court Order” shall mean any judgment, order, award or decree of any United States federal, state or local, or any supra-national or non-United States, court or tribunal and any award in any arbitration Proceeding.
     “Damaged Property” shall have the meaning given such term in Section 2.6(a).
     “Deposit” shall mean collectively, the Initial Deposit, the Second Deposit and the Third Deposit together with any and all interest accrued thereon.
     “Due Diligence Commencement Date” shall mean the Effective Date of this Agreement.
     “Due Diligence Materials” shall mean all of the documents and other materials delivered, or otherwise made available for inspection, including at Sellers’ offices, to Purchaser and its Representatives and on-site materials and financial statements delivered to Purchaser and its Representatives for inspection, including the materials described or listed in Exhibit C attached hereto and by this reference made a part hereof, which may be supplemented on or before the Closing Date to reflect any additional materials delivered to Purchaser and its Representatives. Notwithstanding anything in this Agreement to the contrary, (i) Purchaser acknowledges that it has already been provided with, inspected and approved the Financial Statements and other information related to the financial performance of Sellers, the Property Owners, the Tenants, Manager and the Properties and Sellers shall have no further obligation to provide or make available such materials in connection with the deliveries of Due Diligence Materials required by this Agreement; however, certain other financial information will be required to be delivered to Purchaser on a going forward basis pursuant to this Agreement, and (ii) in no event shall the Due Diligence Materials be deemed to include any appraisals, internal memoranda or other proprietary information related to the Properties.

     “Due Diligence Payment” shall mean the actual costs and expenses incurred by Purchaser, not to exceed Three Hundred Fifty Thousand Dollars ($350,000.00), related to the consummation of the transactions contemplated by this Agreement, but specifically excluding any and all costs and expenses of Purchaser attributable directly to the IPO (as defined in Section 4.7).
     “Due Diligence Period” shall mean the period commencing on the Due Diligence Commencement Date and ending at 5:00 p.m. EST on the date which is thirty (30) days after the Due Diligence Commencement Date.
     “Effective Date” shall have the meaning set forth in the preamble to this Agreement.
     “Employees” means employees of any Acquired Company or Florida Employer, including employees who are not actively at work on the Closing Date due to temporary (including pregnancy or parental) leave, disability, layoff or severance arrangements.
     “Environmental Reports” shall have the meaning given such term in Section 2.4.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means any corporation, partnership, trade or business that is a member of a group that includes any Florida Employer, or any of their respective Affiliates and is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.
     “Excluded Assets” shall mean the following assets of the Property Owners as of the Closing Date: all cash, cash equivalents (including certificates of deposit), deposits held by third parties (e.g., utility companies), accounts receivable and any right to a refund or other payment relating to a period prior to the Closing, including any real estate tax refund (subject to the prorations hereinafter set forth), bank accounts, claims or other rights against any present or prior member or members of any of the Property Owners or their Affiliates (other than rights of the Property Owners against Sellers expressly provided under this Agreement, if any), any refund in connection with termination of the Property Owners’ existing insurance policies, all contracts between any of the Property Owners and any law or accounting firm or employee prior to the Closing Date and any and all appraisals, internal memoranda or other proprietary information or work-product in connection therewith, any software, any proprietary or confidential materials (including any materials relating to the background or financial condition of a present or prior member of the Property Owners), any tangible personal property, if any, of the Property Owners not used in connection with the Business, if any, the books and records of the Property Owners (as opposed to the Properties) relating to contributions and distributions prior to the Closing, the names “Walton Street,” “WSL,” “Senior Lifestyle,” “SLC” or any abbreviations or variations thereof, refunds or other reductions in Taxes attributable to any Taxes for which Sellers are responsible hereunder, and the Florida Subsidiary and all of its assets whatsoever.
     “Excluded Liabilities” shall have the meaning given such term in Section 2.7.
     “Existing Leases” shall mean those certain leases heretofore in effect by and between each applicable Property Owner and each applicable Tenant related to each applicable Property, and with respect to the New York Properties known as Walden Place and Sage Harbor shall include any amendments made thereto during the Due Diligence Period which are approved by Purchaser in writing.
     “Existing Management Agreements” shall mean those certain management agreements heretofore in effect by and between each Tenant and the Florida Property Owner, as applicable, and Manager related to the management of the Business at each Property.
     “FF&E” shall mean, with respect to each Property, all appliances, machinery, devices, fixtures, appurtenances, equipment, furniture, furnishings and articles of tangible personal property of every kind and nature whatsoever owned by each applicable Seller, Acquired Company, Tenant, or any of their Affiliates, and located in or at, or used in connection with the ownership, operation or maintenance of, such Property or the Business, but excluding the Excluded Assets. FF&E shall include, but not limited to: (a) all equipment, machinery, fixtures, and other items of property, now or hereafter permanently affixed to or incorporated into each Property, including, without limitation, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, all of which, to the maximum extent permitted by law, are hereby deemed by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto; (b) all furniture, furnishings, movable walls or partitions, moveable machinery, moveable equipment, computers or trade fixtures or other personal property of any kind or description used or useful in the business on or in each Property, and located on or in each Property, and all modifications, replacements, alterations and additions to such personal property; (c) supply items customarily included within “Property and Equipment” under GAAP, including, but not limited to, linen, china, glassware, silver, uniforms, and similar items, whether used in connection with the public space or in Occupant rooms; and (d) and all other tangible personal property used in connection with the operation, ownership, or maintenance of each Property (as such terms are customarily used and defined in the most broad and inclusive sense).
     “First Extension Option” shall have the meaning given such term in Section 3.2(b).
     “First Extension Payment” shall have the meaning given such term in Section 3.2(b).
     “Florida Companies” shall have the meaning given such term in the recitals.
     “Florida Employer” shall mean any Florida Company, the Florida Property Owner, the Florida Subsidiary or any of their respective Affiliates.
     “Florida Interests” shall have the meaning given such term in the recitals.
     “Florida Intermediary” shall have the meaning given such term in the recitals.
     “Florida Lease” shall have the meaning given such term in the recitals.
     “Florida Management Agreement” shall have the meaning given such term in the recitals.

     “Florida Minimum” shall have the meaning given such term in Section 10.5(b).
     “Florida Property” shall mean the Property known as Mangrove Bay located at 110 Mangrove Bay Way, Jupiter, Florida 33477.
     “Florida Property Owner” shall mean Senior Lifestyle Jupiter, L.P., an Illinois limited partnership, which is the fee simple owner of the Florida Property and has entered into an Existing Management Agreement with Manager related to the Business conducted at the Florida Property. The Florida Property Owner shall be included in the definition of Property Owners for all purposes of this Agreement.
     “Florida Sellers” shall have the meaning given such term in the preamble.
     “Florida Subsidiary” shall mean Senior Lifestyle Jupiter F&B Corp., a Florida corporation.
     “Florida Tenant” shall have the meaning given such term in Section 8.11.
     “Florida Transaction” shall have the meaning given such term in Section 10.5(b).
     “Financial Statements” shall mean the Interim Financial Statements and the Annual Financial Statements, collectively.
     “FIRPTA Affidavits” shall have the meaning given such term in Section 3.4(r).
     “GAAP” shall mean Generally Accepted Accounting Principles as adopted by the American Institute of Certified Public Accountants, consistently applied.
     “Government Approvals” shall mean all certificates, letters, approvals, permits, or other documentation demonstrating the approval of the applicable Government Authorities of the change of ownership, the new owners’ authority to own and, as required in the applicable jurisdiction, operate the Properties.
     “Governmental Authority” shall mean any federal, state, county or municipal government, or political subdivision thereof, any governmental agency, authority, board, bureau, commission, department, instrumentality, or public body, or any court or administrative tribunal.
     “Government Health Care Programs” shall have the meaning given such term in Section 6.1(u).
     “Ground Lease” shall mean that certain ground lease dated January 1, 2001 related to the New York Property known as Walden Place, with Courtland County Industrial Development Agency, as ground lessor (the “Ground Lessor”), that has been assigned to WSL Walden Investors IV, L.L.C., a Delaware limited liability company, as ground lessee (the “Ground Lessee”).
     “Guarantors” shall have the meaning given such term in Section 10.5(d).

     “Guaranteed Party” shall have the meaning given such term in Section 10.5(d).
     “Hazardous Materials” shall mean materials, wastes or substances (including, without limitation, any pollutants or contaminants such as asbestos and raw materials which include hazardous components), or other similar substances or materials, that are (i) included within the definition of any one or more of the terms “hazardous substances,” “hazardous materials,” “toxic substances,” “toxic pollutants” and “hazardous waste” in the Hazardous Materials Laws, (ii) regulated, or classified as hazardous or toxic, under federal, state or local environmental laws or regulations, (iii) petroleum or petroleum by-products, including gasoline and diesel, (iv) asbestos or asbestos-containing materials, (v) polychlorinated biphenyls, (vi) flammable explosives, and (vii) radioactive materials.
     “Hazardous Materials Laws” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901, et seq.), the Clean Water Act (33 U.S.C. Section 1251, et seq.), the Safe Drinking Water Act (14 U.S.C. Section 1401, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801, et seq.), the Toxic Substance Control Act (15 U.S.C. Section 2601, et seq.), and any other federal, state or local super lien or environmental clean-up statutes including the rules and regulations promulgated pursuant to such laws.
     “HIPAA” shall have the meaning given such term in Section 6.1(u).
     “HIPAA Privacy and Security Standards” shall have the meaning given such term in Section 6.1(u).
     “Illinois Property” shall mean the Property known as Lake Barrington Woods located at 22320 Classic Court, Lake Barrington, Illinois 60010.
     “Immaterial Taking” shall mean a taking of any portion of the land or Improvements constituting a portion of the Real Property that would cost less than Five Hundred Thousand Dollars ($500,000.00) to rebuild the Improvements as nearly as possible to the same (but not less than) economic unit as it represented prior to the taking, and does not materially adversely affect access to the Improvements (any taking which results in the loss of the primary access route to the Improvements, whether such access is vehicular or pedestrian, is materially adverse), or compliance with applicable zoning or building requirements, including parking (any taking which results in the Improvements not being able to be rebuilt upon the occurrence of a casualty is materially adverse). Notwithstanding the foregoing to the contrary, each of the matters set forth on Exhibit D, attached hereto and by this reference made a part hereof, shall constitute an Immaterial Taking for purposes of this Agreement.
     “Improvements” shall mean, with respect to each Property, all buildings, fixtures, walls, fences, landscaping and other structures and improvements situated on, affixed or appurtenant to the Real Property, including, but not limited to, all pavement, access ways, curb cuts, parking, kitchen and support facilities, meeting and conference rooms, swimming pool facilities, recreational amenities, office facilities, drainage system and facilities, air ventilation and filtering systems and facilities and utility facilities and connections for sanitary sewer, potable water, irrigation, electricity, telephone, cable television and natural gas, if applicable, to the extent the same form a part of such Property and all appurtenances thereto.
     “Indebtedness” shall mean, at a particular time, without duplication, to the extent required to be reflected as a liability on a balance sheet prepared in accordance with GAAP, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the Ordinary Course which are not more than ninety (90) days past due), (iv) any obligations under capitalized leases with respect to which a Person is liable as obligor, (v) any indebtedness secured by a Lien on a Person’s assets, (vi) any distributions payable or loans/advances payable to any related parties or partners as of the Closing, (vii) any non-compete payments, earn-out obligations and other obligations to former owners of businesses, and (viii) any other liabilities recorded in accordance with GAAP on a balance sheet as of the Closing, which are not due within one (1) year of the Closing, including any unfunded employee or retiree obligations and any environmental liabilities, (ix) all guaranties in connection with the foregoing, and (x) any accrued interest, penalties, fees and expenses on any of the foregoing.
     “Indemnified Party” shall have the meaning given such term in Section 11.4(a).
     “Indemnifying Party” shall have the meaning given such term in Section 11.4(a).
     “Initial Deposit” shall mean a cash payment in escrow to the Title Company in the amount of One Hundred Thousand Dollars ($100,000.00).
     “Insurance Recovery Amount” shall have the meaning given such term in Section 11.4(a).
     “Intangible Property” shall mean all (a) Permits, and (b) certificates, licenses, warranties, guarantees, Contracts, patents, trademarks, copyrights and other intellectual property related to the Properties held by each Acquired Company and/or its Affiliates, other than those that are a part of the Excluded Assets.
     “Interim Financial Statements” shall mean the unaudited financial statements of each of the WSL Seller and the Florida Property Owner, on a consolidated basis to the extent applicable, and as of and for the three-month period ended March 31, 2010.
     “Interest Assignments” shall have the meaning given such term in Section 3.4(a).
     “Interests” shall have the meaning given such term in the recitals.
     “IPO” shall have the meaning given such term in Section 4.7.
     “IPO Contingency” shall have the meaning given such term in Section 4.7.
     “IRS” shall mean the Internal Revenue Service.

     “Latest Balance Sheet” shall have the meaning given such term in Section 6.1(d).
     “Law” shall mean any presently existing or future federal, state, regional or local law, constitution, rule, statute, ordinance, regulation, decision, ruling, permit, certificate, requirement or order of any Governmental Authority.
     “Leased Real Property” shall have the meaning given such term in Section 6.1(g).
     “Lender” shall mean Prudential Multifamily Mortgage, Inc., a Delaware corporation, and its successors and/or assigns, including, without limitation, Fannie Mae.
     “Lender Consent” shall have the meaning given such term in Section 4.6.
     “Licensing Condition” shall mean that (i) the Property Owner that owns the Virginia Property holds the Permit required of it by the Virginia Bureau of Insurance as of the Closing Date, taking into account Purchaser’s acquisition of the Virginia Property Owner contemplated as part of the WSL Transaction, and (ii) each Property Owner and the Florida Tenant shall as of the Closing Date hold all Permits necessary for the operation of their respective businesses in accordance with applicable Law, taking into account Purchaser’s acquisition of the Acquired Companies and the entry into the Florida Lease, each as contemplated as part of the WSL Transaction and the Florida Transaction, excepting any Permits which the failure to hold would not reasonably be expected to result in a Material Adverse Change.
     “Licensing Contingency” shall have the meaning given such term in Section 4.4.
     “Lien” shall mean any lien, charge, covenant, adverse claim, demand, encumbrance, security interest, commitment, pledge or any other title defect or restriction of any kind.
     “Loans” shall mean the loan(s) evidenced by the Loan Documents relating to each Property.
     “Loan Assumption Contingency” shall have the meaning given such term in Section 4.6.
     “Loan Assumption Costs” shall mean any and all costs, expenses, deposits or other fees, including, without limitation, any review fees, transfer fees, assumption fees, attorneys’ fees and other costs, expenses, deposits and fees provided for in the Loan Documents or charged by any Lender and/or any Rating Agency in connection with such Lender’s or Rating Agency’s consent to the sale of the Interests to Purchaser and the deemed assignment of each Loan.
     “Loan Documents” shall mean the loan documents described in Exhibit E attached hereto and by this reference made a part hereof, together with the estimated principal balance as of April 15, 2010 and required reserve/escrow balances and required additional security, with respect to each Property.
     “Manager” shall have the meaning given such term in the recitals.

     “Material Adverse Change” shall mean any event, change or development that is reasonably expected to have a material adverse effect on the business, assets, liabilities, financial condition, prospects, operations, operating results or earnings of any Seller, Acquired Company, Property or Tenant, or solely with regard to the Business, of Manager. Notwithstanding the foregoing or anything else in this Agreement to the contrary, with respect to the Closing Contingencies, only the occurrence of the following after the expiration of the Due Diligence Period shall constitute a Material Adverse Change: any revocation or other change in any Property Owner’s, Tenant’s, Manager’s or Property’s Permits which results in a prohibition or other material limitation on admitting new Occupants to any Property.
     “Maximum Liability Amount” shall have the meaning given such term in Section 10.5(b).
     “Medicare” shall have the meaning given such term in Section 6.1(u).
     “Medicaid” shall have the meaning given such term in Section 6.1(u).
     “Minimum” shall have the meaning given such term in Section 10.5(d).
     “Motor Vehicle Leases” shall mean the leases described on Exhibit F, attached hereto and by this reference made a part hereof, pursuant to which certain of the Acquired Companies and/or their Affiliates lease motor vehicles in connection with the operation of the Properties.
     “New Jersey Property” shall mean the Property known as Bella Terra located at 2 Kathleen Drive, Jackson, New Jersey 08527.
     “New York Properties” shall mean the Properties known as (i) Baywinde (Castle Pointe / Sage Harbor / certain undeveloped land) located at 200 Kidd Castle Way, Webster, New York 14580, and (ii) Walden Place located at 839 Bennie Road, Cortland, New York 13045.
     “Non-Performing Party” shall have the meaning given such term in Section 10.5(a).
     “Non-Terminable Contracts” shall have the meaning given such term in Section 6.1(i).
     “Objection Notice” shall have the meaning given such term in Section 2.3(c).
     “Occupancy Agreements” shall mean those leases, rental agreements, license agreements and occupancy agreements pursuant to which an Occupant has a possessory right or license with respect to any portion of the Real Property.
     “Occupant(s)” shall mean the non-commercial tenant(s), licensee(s) or occupant(s) under any lease (other than Tenant), license agreement or occupancy agreement in effect at any Real Property.
     “Ordinary Course” shall mean the ordinary course of business of any Acquired Company or any Property, consistent with past custom and practice (including as applicable, with respect to quantity and frequency).

     “Partnership Interests” shall have the meaning given such term in the recitals.
     “Permits” shall mean all governmental permits and approvals, including licenses, registrations and authorizations, required for the ownership and operation of the business of Sellers, the Acquired Companies, the Properties or the Business at each of the respective Properties, including without limitation, healthcare regulatory licenses, skilled nursing facility licenses, residential care for the elderly licenses, assisted living licenses, occupational licenses and/or qualifications to do business, certificates of need, certificates of authority, certificates of occupancy, building permits, signage permits, site use approvals, zoning certificates, environmental and land use permits, and any and all other necessary approvals from Governmental Authorities and other approvals granted by any public body.
     “Permitted Encumbrances” shall mean, with respect to each Property: (a) any exceptions, exclusions and other matters set forth in or disclosed by the Title Commitments and any other exceptions to title disclosed in the Surveys which are either not objected to by Purchaser or are waived by Purchaser as set forth herein; (b) liens for taxes, assessments and governmental charges with respect to the Property not yet due and payable or due and payable but not yet delinquent (provided the same are paid at Closing by Sellers); (c) applicable zoning regulations and ordinances and other governmental laws, ordinances and regulations; (d) the Loan Documents evidencing and securing the Loans; and (e) the Occupancy Agreements.
     “Person” shall mean any natural person, corporation, general or limited partnership, limited liability company, stock company or association, joint venture, company, trust, bank, trust company, land trust, business trust, cooperative, any governmental or agency or political subdivision thereof or any other entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so admits.
     “Pre-Closing Tax Period” means any taxable period that ends on or before the Closing Date.
     “Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation or suit whether civil, criminal, administrative, investigative or informal brought, conducted, commenced or heard by or before any Governmental Authority or arbitrator.
     “Property” shall mean any of the Real Property, Improvements and Assets, inclusive, with respect to each of the Florida Property, the Illinois Property, the New Jersey Property, the New York Properties, and the Virginia Property, as the case may be and/or the context shall require. For the purposes of this Agreement, the term “Properties” shall mean and refer to all of the foregoing collectively.
     “Property Owner” shall have the meaning given such term in the recitals.
     “Purchase Price” shall mean Two Hundred Forty-Six Million Dollars ($246,000,000.00), subject to the adjustments, credits and prorations as provided herein.
     “Purchaser” shall mean Legacy Healthcare Properties Trust, Inc., a Maryland corporation, and its successors and assigns.

     “Purchaser Parties” shall have the meaning given such term in Section 11.2(a).
     “Rating Agency” shall mean Fitch, Inc., Moody’s Investors Service, Inc. and S&P, or any successor entity of the foregoing, or any other nationally recognized statistical rating organization to the extent that any of the foregoing have been or will be engaged by Lender or its designees in connection with the assumption of a Loan.
     “Real Property” shall mean, with respect to each Property, the real property described in the applicable Exhibits G1 through G8, attached hereto and by this reference made a part hereof, together with all easements, rights of way, privileges, licenses and appurtenances which Seller may now own or hereafter acquire with respect thereto, less any portion or portions thereof taken by way of an Immaterial Taking.
     “REIT” shall have the meaning given such term in the Recitals.
     “Rent Rolls” shall mean those certain rent rolls delivered or made available to Purchaser or its Representatives as part of the Due Diligence Materials, and as updated by Sellers’ Representative as of the Closing Date.
     “Representatives” shall mean any Person’s respective officers, directors, partners, members, trustees, shareholders, controlling persons, employees, agents, advisors, attorneys, potential lenders, Affiliates or representatives.
     “Required Capital Improvements” shall have the meaning given such term in Section 8.8.
     “Road Show Contingency” shall have the meaning given such term in Section 5.6.
     “S-11 Contingency” shall have the meaning given such term in Section 5.7.
     “SEC” shall mean the Securities and Exchange Commission.
     “Second Deposit” shall mean an additional deposit consisting of a cash payment in the amount of Four Hundred Thousand Dollars ($400,000.00).
     “Second Extension Option” shall have the meaning given such term in Section 3.2(c).
     “Second Extension Payment” shall have the meaning given such term in Section 3.2(c).
     “Seller Parties” shall have the meaning given such term in Section 11.3(a).
     “Sellers” shall have the meaning given such term in the Recitals.
     “Sellers’ Representative” shall have the meaning given to such term in Section 13.18.
     “Sellers’ Title Response” shall have the meaning given such term in Section 2.3(b).
     “Schedule of Non-Terminable Contracts” shall have the meaning given such term in Section 6.1(i).

     “SLC Guarantor” shall have the meaning given such term in Section 10.5(d).
     “Special Representations” shall have the meaning given such term in Section 11.1(b).
     “Single Member LLC” means each Acquired Company other than Florida Property Owner and SL Jupiter.
     “SL Jupiter” means SL Jupiter, L.L.C. a Delaware limited liability company.
     “Straddle Period” shall mean any taxable period that includes, but does not end on, the Closing Date.
     “Surveys” shall have the meaning given such term in Section 2.3(b).
     “Survival Period” shall have the meaning given such term in Section 11.1.
     “Tax” means any net income, capital gains, gross income, gross receipts, sales, use, transfer (but expressly excluding any Transfer Tax), ad valorem, franchise, profits, license, capital, withholding, payroll, estimated, employment, excise, goods and services, severance, stamp, occupation, premium, real property, personal property, unclaimed property, social security, environmental (including Code section 59A), alternative or add-on, value added, registration, windfall profits or other tax or customs duties or amount imposed by any Governmental Authority, or any interest, any penalties, additions to tax or additional amounts incurred or accrued under applicable tax law or properly assessed or charged by any Governmental Authority, whether disputed or not, but expressly excluding any reassessment of the Properties due to the closing of the transactions contemplated herein, including the transfer of the Interests, or any interest or penalties incurred in connection with such change of ownership.
     “Tax Claim” shall have the meaning given such term in Section 12.6.
     “Tax Contest” shall have the meaning given such term in Section 12.6.
     “Tax Return” shall mean any report, return, or other information required (including any attachments or schedules required to be attached to a such report, return, or other information) required under applicable Law to be supplied (or actually supplied) to a Governmental Authority or a third party in connection with Taxes.
     “Tenants” shall have the meaning given such term in the Recitals.
     “Termination Notice” shall have the meaning given such term in Section 2.2.
     “Third Deposit” shall mean an additional deposit consisting of a cash payment in the amount of Ten Million Dollars ($10,000,000.00).
     “Title Commitments” shall have the meaning given such term in Section 2.3(a).
     “Title Company” shall mean First American Title Insurance Company, 111 North Orange Avenue, Suite 1285, Orlando, Florida 32801.

     “Transaction Documents” shall have the meaning given such term in Section 6.1(a).
     “Transfer Taxes” shall mean any transfer, sales, use, recordation or other similar taxes, impositions, expenses or fees incurred in connection with the Closing and the assumption of the Loan for each Property and/or the recordation or filing of any documents or instruments in connection therewith or the sale, transfer or conveyance of the Interests, the Acquired Companies and/or the Properties from Sellers to Purchaser. Transfer Taxes shall not include, and each Seller shall be solely responsible for any taxes due in respect of its income, net worth or capital, if any, and any privilege, sales and occupancy taxes, due or owing to any Governmental Authority in connection with the operation of the Acquired Companies and the Properties for any period of time prior to the Closing, and Purchaser, shall be solely responsible for all such taxes for any period from and after the Closing. Further, Transfer Taxes shall not include any sales, use, recordation or other similar taxes, impositions, expenses or fees arising prior to the Closing or related to any period prior to the Closing. Further, any income tax arising as a result of the sale and transfer of the Interests, the Acquired Companies or Properties by Sellers to Purchaser shall be the sole responsibility of Sellers.
     “Treasury Regulations” shall mean the permanent and temporary regulations, and all amendments, modifications and supplements thereof, from time to time promulgated by the Department of the Treasury under the Code.
     “TRS” shall mean one or more taxable REIT subsidiaries of the REIT contemplated hereunder.
     “Virginia Property” shall mean the Property known as Chancellor’s Village located at 12100 Chancellor’s Village Lane, Fredericksburg, Virginia 22407.
     “Walton Guarantor” shall have the meaning given such term in Section 10.5(d).
     “WARN Act” shall have the meaning given such term in Section 8.9.
     “WSL Companies” shall have the meaning given such term in the recitals.
     “WSL Interests” shall have the meaning given such term in the recitals.
     “WSL Minimum” shall have the meaning given such term in Section 10.5(b).
     “WSL Seller” shall have the meaning set forth in the preamble to this Agreement.
     “WSL Transaction” shall have the meaning given such term in Section 10.5(b).
     SECTION 2. PURCHASE-SALE; DUE DILIGENCE; CONDEMNATION AND CASUALTY.
          2.1 Purchase-Sale. Purchaser hereby agrees to purchase from Sellers (and their wholly-owned Affiliates, as applicable), and Sellers hereby agree to (and to cause their wholly-owned Affiliates, as applicable, to) sell to Purchaser, the Interests, free and clear of all Liens, for the Purchase Price, subject to and in accordance with the terms and conditions of this Agreement.
          2.2 Diligence Inspections. During the Due Diligence Period, subject to Section 6.2 and Section 6.3, Purchaser shall conduct its due diligence investigations regarding the purchase of the Interests. At any time prior to the expiration of the Due Diligence Period, Purchaser shall have the right, in its sole and absolute discretion, and for any or no reason whatsoever, to terminate this Agreement by written notice to Sellers’ Representative (the “Termination Notice”) delivered on or prior to the expiration of the Due Diligence Period whereupon Purchaser shall receive an immediate return of the Deposit. The failure of Purchaser to send a Termination Notice prior to the expiration of the Due Diligence Period shall constitute Purchaser’s desire to proceed to Closing past the Due Diligence Period.
          2.3 Title Matters.
               (a) Delivery of Title Commitments. Within five (5) Business Days after the Effective Date, Purchaser shall order from the Title Company, at its sole cost and expense, a current title commitment for an ALTA extended owner’s policy with respect to each Property, together with complete and legible copies of all instruments and documents referred to as exceptions to title (collectively, the “Title Commitments”). Purchaser shall provide (or shall cause the Title Company to provide) Sellers’ Representative with a copy of the Title Commitments and all endorsements thereto, including, prior to the expiration of the Due Diligence Period, the Title Commitments and endorsements dated most recently prior to the expiration of the Due Diligence Period.
               (b) Survey. Within five (5) Business Days after the Effective Date, Purchaser shall endeavor to obtain, at its sole cost and expense, current as-built ALTA surveys with respect to each Property (collectively, the “Surveys”), by a licensed surveyor in the jurisdiction in which each Property is located. Purchaser shall provide (or shall cause the surveyors to provide) Sellers’ Representative with a copy of the Surveys together with any and all updates thereto, including, prior to the expiration of the Due Diligence Period, the Surveys as most recently updated prior to the expiration of the Due Diligence Period
               (c) Notice of Title and Survey Defects. Purchaser shall have until the expiration of the Due Diligence Period to review the Title Commitments and Surveys obtained by Purchaser, and to notify Sellers in writing of Purchaser’s objections to anything contained therein (the “Objection Notice”). Any items to which Buyer does not object in the Objection Notice shall be deemed to be included in the “Permitted Encumbrances” to title for the applicable Property under this Agreement. Sellers shall not be required to satisfy any objections set forth in any Objection Notice, nor shall Sellers be required to incur any cost or expense to do so; provided, however, if an Objection Notice is timely delivered by Purchaser to Sellers and Sellers intend to remove or cure any title defects or objections raised therein, Sellers’ Representative shall deliver written notice (“Sellers’ Title Response”) to Purchaser within three (3) Business Days after receipt of such Objection Notice identifying the title defects or objections that Seller intends to remove or cure. If Sellers, in Sellers’ Title Response, fail to commit to remove or cure any particular title defect or objection raised in an Objection Notice, then such failure shall constitute Sellers’ notice that it will not cure such defect or objection.

Notwithstanding the foregoing, Sellers agree that they shall execute such affidavits and/or other documents as reasonably required by the Title Company to cause a non-imputation endorsement to be issued to each of the owner’s policies, to the extent available, provided that Sellers will not incur any material costs in connection therewith. Purchaser shall, on or before three (3) Business Days after receipt of Sellers’ Title Response, either (i) waive such objections and accept such title as Sellers are able to convey without reduction in the Purchase Price; or (ii) terminate this Agreement by notifying Sellers in writing, whereupon the Deposit shall be returned to Purchaser and thereafter Sellers and Purchaser shall have no further obligations or liabilities hereunder except for those obligations or liabilities which expressly survive the termination of this Agreement. Notwithstanding the foregoing, each Seller shall cause all monetary liens not relating to the Loans or the Loan Documents encumbering its Property (e.g., mechanics’ liens) to be released at or prior to the Closing; provided, however, such liens may continue to encumber the Property at Closing if the Title Company is willing to insure over such liens in a manner acceptable to Purchaser in its reasonable discretion.
               (d) Additional Exception. Sellers and the Acquired Companies shall be expressly prohibited from further encumbering the Properties from and after the Effective Date without Purchaser’s written consent in Purchaser’s reasonable discretion (the “Additional Exception”), unless such Additional Exception shall be released of record prior to Closing. If Purchaser fails to respond within five (5) Business Days after receipt from Sellers’ Representative of a request to encumber the Property with an Additional Exception, Purchaser shall be deemed to have approved such Additional Exception. Notwithstanding anything herein to the contrary, an Additional Exception shall not include any monetary encumbrance not relating to the Loans or the Loan Documents encumbering any Property (e.g., mechanics’ liens).
          2.4 Environmental Reports. During the Due Diligence Period, Purchaser shall have the option to obtain, at its sole cost and expense, Phase I environmental reports for any or all of the Properties (collectively, the “Environmental Reports”). During the Due Diligence Period, Purchaser shall have the right to conduct studies on the Properties to determine the presence of Hazardous Materials; provided, however, Purchaser shall obtain Sellers’ Representative’s prior written approval (which may be withheld in Sellers’ Representative’s sole discretion) regarding the scope and execution of any additional testing recommended in the Environmental Reports including, without limitation, any invasive testing.
          2.5 Condemnation. If prior to Closing, any proceedings, judicial, administrative or otherwise, which relate to a taking or proposed taking of any portion of a Real Property by eminent domain, Sellers’ Representative shall promptly notify Purchaser of the same (the “Condemnation Notice”). If such Real Property is subject to an Immaterial Taking, Sellers’ Representative shall so notify Purchaser pursuant to the Condemnation Notice and this Agreement will remain in full force and effect, but at Closing the applicable Seller or other Person shall assign all related condemnation proceeds payable (but not yet paid as of Closing) to Purchaser and to the extent that the applicable Seller or other Person has received any condemnation proceeds related to such Immaterial Taking prior to Closing, Sellers shall abate the Purchase Price by an amount equal to the award paid to Sellers or such other Person on account of such taking, less the amount of Sellers’ or such other Person’s unreimbursed costs and expenses, including reasonable attorneys’ fees and expenses, in establishing and collecting such award. If such condemnation is not an Immaterial Taking, Purchaser may elect within five (5)

Business Days of its receipt of the Condemnation Notice (or ten (10) Business Days if Purchaser has exercised the First Extension Option), and the Closing Date shall, if necessary, be extended to give Purchaser the benefit of the entire five (5) Business Day period (or ten (10) Business Day period if Purchaser has exercised the First Extension Option), either (i) to terminate this Agreement by notifying Sellers in writing whereupon, provided Purchaser has not exercised the Second Extension Option, Purchaser shall be entitled to a return of the Deposit, less, if Purchaser has exercised the First Extension Option, the First Extension Payment, and thereafter Sellers and Purchaser shall have no further obligations or liabilities hereunder except for those obligations or liabilities which expressly survive the termination of this Agreement, or (ii) to consummate the transactions contemplated hereby, notwithstanding such condemnation, without any abatement or reduction in the Purchase Price on account thereof except as herein provided, but at Closing the applicable Seller or other Person shall assign all related condemnation proceeds payable (but not yet paid as of Closing) to Purchaser and to the extent that the applicable Seller or other Person has received any condemnation proceeds prior to Closing, Sellers shall abate the Purchase Price by an amount equal to the award paid to Sellers or such other Person on account of such taking, less the amount of Sellers’ or such other Person’s costs and expenses, including reasonable attorneys’ fees and expenses, in establishing and collecting such award. In addition, if Purchaser elects to proceed in accordance with clause (ii) above, Purchaser shall have the right to appear and defend at such condemnation proceedings. Failure of Purchaser to give such notice within the time prescribed above shall be deemed an election by Purchaser to proceed in accordance with clause (i) above.
          2.6 Casualty.
               (a) If prior to the Closing, any Property is damaged or destroyed by fire or other casualty (the “Damaged Property,” and if more than one Property is so damaged or destroyed, collectively, the “Damaged Properties”), Sellers’ Representative shall promptly, but in any event within five (5) Business Days, notify Purchaser of the same (the “Casualty Notice”). If the cost of restoring the damage to any Damaged Property is less than One Million Dollars ($1,000,000.00) and if the cost of restoring the damage to all Damaged Properties is less than Four Million Dollars ($4,000,000.00), Purchaser shall be obligated to purchase the Interests notwithstanding the occurrence of the damage or destruction and upon the Closing, Purchaser shall receive a credit against the Purchase Price in the amount (net of collection costs and costs of repair reasonably incurred by Sellers and not then reimbursed) of any insurance proceeds collected and retained by Sellers or any Acquired Company as a result of any such damage or destruction plus (in the case of damage) the amount of the deductible portion of the applicable Person’s insurance policy and Sellers shall cause the applicable Person to assign to Purchaser all rights to such insurance proceeds as shall not have been collected prior to the Closing.
               (b) If the cost of restoring the damage to any Damaged Property is One Million Dollars ($1,000,000.00) or more, or if the cost of restoring the damage to all Damaged Properties is Four Million Dollars ($4,000,000.00) or more, Purchaser may elect within five (5) Business Days of its receipt of the Casualty Notice (or ten (10) Business Days if Purchaser has exercised the First Extension Option) together with the documented estimated costs of restoring the damage, and the Closing Date shall, if necessary, be extended to give Purchaser the benefit of the entire five (5) Business Day period (or ten (10) Business Day period if Purchaser has exercised the First Extension Option), either (x) to terminate this Agreement by notifying Sellers in writing whereupon, provided Purchaser has not exercised the Second Extension Option, Purchaser shall be entitled to a return of the Deposit, less, if Purchaser has exercised the First Extension Option, the First Extension Payment, and thereafter Sellers and Purchaser shall have no further obligations or liabilities hereunder except for those obligations or liabilities which expressly survive the termination of this Agreement, or (y) to consummate the transactions contemplated hereby, notwithstanding the occurrence of the damage or destruction and upon the Closing, Purchaser shall receive a credit against the Purchase Price in the amount (net of collection costs and costs of repair reasonably incurred by the Sellers and not then reimbursed) of any insurance proceeds collected and retained by Sellers or any Acquired Company as a result of any such damage or destruction plus (in the case of damage) the amount of the deductible portion of the applicable Person’s insurance policy and Sellers shall cause the applicable Person to assign to Purchaser all rights to such insurance proceeds as shall not have been collected prior to the Closing. Failure of Purchaser to give such notice within the time prescribed above shall be deemed an election by Purchaser to proceed in accordance with clause (x) above.
               (c) The risk of loss to each Property shall remain with the applicable Seller and/or Acquired Company until the Closing.
               (d) In the event of a disagreement between Sellers’ Representative and Purchaser as to whether a casualty satisfies a threshold set forth in this Section 2.6, the determination of the independent insurance adjuster pursuant to the applicable Person’s casualty insurance policy covering the Damaged Property shall be binding.
          2.7 Excluded Liabilities and Excluded Assets. At Closing, Sellers (other than Holdings), the Acquired Companies and Purchaser shall execute and deliver an assignment and assumption agreement in the form and substance of Exhibit H, attached hereto and by this reference made a part hereof (the “Assignment and Assumption Agreement”), pursuant to which Sellers (other than Holdings), jointly and severally, shall assume the Excluded Liabilities and retain, or acquire from the Acquired Companies, all Excluded Assets pursuant to the terms and conditions of this Agreement, and Purchaser and the Acquired Companies shall not retain or be obligated to pay, perform or otherwise discharge after the Closing any of the Excluded Liabilities and shall have no rights with respect to the Excluded Assets; provided, however, the existence of the Assignment and Assumption Agreement shall in no way diminish or otherwise alter the indemnity rights and/or obligations of the parties set forth in this Agreement. For purposes of this Agreement, “Excluded Liabilities” shall mean the following liabilities, whether direct or indirect, known or unknown, absolute or contingent:
               (a) any liabilities of Sellers and their respective Affiliates other than the Acquired Companies;
               (b) (i) any liabilities or obligations (including claims for professional malpractice) arising from any act, conduct or omission of Sellers or the Acquired Companies or any of their Representatives that has accrued, arisen, occurred or come into existence at any time prior to the Closing Date, and (ii) any liabilities or obligations related to the ownership, use or operation of the Properties or the Business prior to the Closing Date, including without limitation, any claims brought by Occupants or other third parties and any claims against the

Florida Property Owner as the declarant of the Mangrove Bay Property Owners Association, Inc. which relate solely to any time periods prior to the Closing Date, but excluding liabilities (1) arising after the Closing Date, or related to the physical condition of the Properties in existence as of the Closing Date, pursuant to Occupancy Agreements, including, without limitation, the return of deposits in connection therewith, (2) for refunds of entrance fees for the Virginia Property and the Florida Property that are not due and payable prior to the Closing Date, (3) arising after the Closing Date pursuant to service or other contracts relating to any Property that Purchaser does not request to be terminated pursuant to the terms of this Agreement, and (4) with respect to any Required Capital Improvements which have not been completed as of the Closing Date;
               (c) any liabilities or obligations in respect of Taxes for which Sellers are liable pursuant to Section 12;
               (d) any payables and other liabilities or obligations of Sellers and the Acquired Companies which are owed to any of their respective Affiliates;
               (e) to the extent accrued, arising, occurring or coming into existence at any time prior to and including the Closing Date (including any arising as a result of the Closing), any liability or obligation related to or arising from any Employees or Employee-related matters, including but not limited to, any Benefit Plan, compensation, retirement, severance or any other employee benefits plan or program whatsoever and any liabilities or obligations related to COBRA or the WARN Act;
               (f) any liability or obligation related to or arising from any of the Excluded Assets;
               (g) any liability or obligation related to or arising from the Florida Property Owner’s acts, conduct or omissions as the developer of, or otherwise related to, The Villas at Mangrove Bay, a Condominium;
               (h) any liability or obligation related to or arising from any matters disclosed or that should have been disclosed on Schedule 6.1(l) (Litigation); or
               (i) any costs and expenses incurred by Sellers or the Acquired Companies incident to the negotiation and preparation of this Agreement and the performance and compliance with the agreements and conditions contained herein.
     SECTION 3. CLOSING; PURCHASE PRICE; DEPOSIT.
          3.1 Deposit. Within two (2) Business Days after the Effective Date, Purchaser shall deposit the Initial Deposit by wire transfer of immediately available funds in escrow with the Title Company. Within one (1) Business Day after the end of the Due Diligence Period, Purchaser shall deposit the Second Deposit by wire transfer of immediately available funds in escrow with the Title Company unless Purchaser terminates this Agreement as provided herein. Within one (1) Business Day after the satisfaction of the IPO Contingency as set forth in Section 4.7, Purchaser shall deposit the Third Deposit by wire transfer of immediately available funds in escrow with the Title Company. The Deposit shall be held in an insured money market account, certificates of deposit, US Treasury Bills or such other instruments reasonably designated by Purchaser and approved by Sellers, and all interest earned on the Deposit shall be paid to Purchaser.
          3.2 Closing.
               (a) The purchase and sale of the Interests and other transactions contemplated hereby shall be consummated on the date (the “Closing Date”) that is thirty (30) days after the satisfaction of the IPO Contingency (the “Closing”); provided, however, subject to Sections 3.2(b) and (c) below, in no event shall Closing occur later than August 31, 2010 (the “Outside Closing Date”). The Closing shall be held in escrow with the Title Company at the offices of Broad and Cassel, 390 North Orange Avenue, Suite 1400, Orlando, Florida 32801, or at such other location as Sellers’ Representative and Purchaser may agree.
               (b) Subject to the terms and conditions set forth in this Section 3.2, if the Loan Assumption Contingency and the Licensing Contingency have not been satisfied, or waived by Purchaser, in its sole discretion, on or prior to the Outside Closing Date, and so long as Purchaser is not then in default in any material respect under this Agreement, Purchaser shall have the option, in its sole discretion (the “First Extension Option”), exercisable by delivering written notice to Sellers on or before the Outside Closing Date, to defer the Outside Closing Date to September 30, 2010. If Purchaser exercises the First Extension Option, then the Title Company shall, within one (1) Business Day of such exercise, transfer to Sellers a portion of the Deposit equal to Two Million Dollars ($2,000,000.00) (the “First Extension Payment”), in immediately available funds, to an account designated in writing by Sellers’ Representative, and, subject to Sections 10.3(a) and (c), such First Extension Payment shall be non-refundable but applicable to the Purchase Price.
               (c) Subject to the terms and conditions set forth in this Section 3.2, if Purchaser has validly exercised the First Extension Option, the Loan Assumption Contingency and the Licensing Contingency have not been satisfied, or waived by Purchaser, in its sole discretion, on or prior to September 30, 2010, and so long as Purchaser is not then in default in any material respect under this Agreement, Purchaser shall have the option, in its sole discretion (the “Second Extension Option”), exercisable by delivering written notice to Sellers on or before September 30, 2010, to further defer the Outside Closing Date to October 29, 2010. If Purchaser exercises the Second Extension Option, then the Title Company shall, within one (1) Business Day of such exercise, transfer to Sellers the remainder of the Deposit then being held by the Title Company, less any interest earned thereon which shall be payable to Purchaser (the “Second Extension Payment”), in immediately available funds, to an account designated in writing by Sellers’ Representative, and, subject to Sections 10.3(a) and (c), such Second Extension Payment shall be non-refundable but applicable to the Purchase Price.
          3.3 Purchase Price. At the Closing, Purchaser shall pay the Purchase Price as follows:
               (a) Purchaser’s assuming at Closing each of the Loans made by the Lender to the applicable Property Owner, as borrower, which Loans are evidenced and secured by the applicable Loan Documents. Accordingly, Purchaser shall receive a credit against the

Purchase Price at Closing in the amount of (i) the outstanding principal balance, and (ii) to the extent unpaid by the applicable Property Owner, as borrower, interest for the month of Closing from the most recent payment date up to, but not including, the Closing Date (an estimate of the outstanding principal balance under each Loan as of April 15, 2010 is included in Exhibit E) due under each Loan on the Closing Date, together with any past due interest;
               (b) from the Title Company, the amount of the Deposit then being held by the Title Company by wire transfer of immediately available funds to an account designated in writing by Sellers’ Representative on the Closing Date; and
               (c) the balance of the Purchase Price, after credit for (i) the Deposit, and (ii) the sum under Section 3.3(a) above (the “Closing Payment”), shall be paid to Sellers by wire transfer of immediately available funds to a single United States account designated in writing to Purchaser by Sellers’ Representative on the Closing Date, which amount shall be disbursed to Sellers in their respective proportions based upon the Allocated Purchase Price.
          3.4 Sellers’ Closing Documents. On the Closing Date, Sellers or their respective Affiliates, the Tenants, and Manager, as applicable, shall have delivered (or cause to be delivered) to Purchaser, the following, executed on behalf of Sellers or their respective Affiliates, as appropriate:
               (a) Such assignments as shall be sufficient to vest in Purchaser good and marketable title to the Interests, free and clear of all Liens, the form of which is set forth on Exhibit I, attached hereto and by this reference made a part hereof (the “Interest Assignments”);
               (b) To the extent required by the Ground Lease, a consent of the Ground Lessor to the applicable transactions contemplated by this Agreement;
               (c) The Assumption Documents with respect to the Loan;
               (d) The Assignment and Assumption Agreement;
               (e) A release of any and all claims which any Seller may have against each Acquired Company and its respective successors on account of or arising out of any matter, cause or event occurring at or prior to the Closing, including any rights to indemnification or reimbursement, the form of which shall be agreed to by Purchaser;
               (f) Updated Rent Rolls with respect to each Property in the form set forth in Schedule 3.4(f);
               (g) The As-Built Drawings and final certificate of occupancy (if available and in any Seller’s, Acquired Company’s, Tenant’s or Manager’s possession as of the Closing Date) for the Properties;
               (h) Copies of all Permits, including for each Medicare or Medicaid provider number included in the Assets, all National Provider Identifier numbers, login names and passwords; and for each fiscal intermediary (on a regional basis) all Direct Data Entry login names and passwords;

               (i) Copies of all Government Approvals, if available and in any Sellers’, Acquired Company’s, Tenant’s or Manager’s possession as of the Closing Date;
               (j) Copies of the Contracts;
               (k) The original (or if not available, legible copies) of any and all warranties and guarantees pertaining to the Improvements that are in any Seller’s, Acquired Company’s, Tenant’s or Manager’s possession as of the Closing Date;
               (l) An owner’s affidavit executed by each Seller in a form reasonably acceptable to the Title Company for the purpose of satisfying any request for the same in the applicable Title Commitments;
               (m) Any necessary UCC termination statements or other releases as may be required to evidence the satisfaction of any Liens on any of the Assets that are required by the terms of this Agreement to be terminated or released prior to Closing;
               (n) Certified copies of all organizational documents, applicable resolutions, certificates of incumbency, and good standing certificates with respect to each Seller, each Acquired Company and such other Persons as Title Company may reasonably require;
               (o) If applicable, resignations of all of the directors, managers and officers of each Acquired Company effective as of the Closing;
               (p) All corporate seals, books and records, ownership ledgers and other similar records pertaining to the Acquired Companies;
               (q) A certificate of Sellers confirming the continued truth and accuracy of its representations and warranties in this Agreement (subject to such changes as Sellers’ Representative has given notice of to Purchaser pursuant to Section 6);
               (r) A duly completed and executed certificate from each Seller pursuant to Treasury Regulation section 1.1445-2(b)(2) certifying that such Seller is not a “foreign person” within the meaning of Section 1445 of the Code (a “FIRPTA Affidavit”);
               (s) A duly completed and executed Transfer Tax declaration, or similar form, with respect to State, county, and if applicable, municipal, Transfer Taxes due in connection with the Illinois Property as a result of the transactions contemplated by this Agreement.
               (t) A duly executed and completed form TP-584 with respect to each of the New York Properties, for the applicable Allocated Purchase Price.
               (u) If Purchaser shall allocate any portion of the Allocated Purchase Price of the New York Properties to any personal property, a casual sales tax return related to such personal property.

               (v) Fully executed termination agreements relating to the Existing Leases (excluding those for the New York Properties known as Walden Place and Sage Harbor) and relating to the Existing Management Agreements, which terminations shall include releases from the Tenants in favor of the Property Owners of any liabilities, and releases from the Manager in favor of the Tenants of any liabilities;
               (w) A settlement statement; and
               (x) Such other documents, certificates and other instruments as may be reasonably required to consummate the transaction contemplated hereby.
          3.5 Purchaser Closing Documents. On the Closing Date, Purchaser shall have delivered to Sellers the following, executed on behalf of Purchaser or the Acquired Companies, as appropriate:
               (a) Duly executed and acknowledged counterparts of the documents described in Subsections 3.4(a), (c), (d), (e), (s), and (w);
               (b) The New Leases;
               (c) The New Management Agreements;
               (d) The Florida Lease;
               (e) The Florida Management Agreement;
               (f) A certificate of Purchaser confirming the continued truth and accuracy of the representations and warranties of Purchaser in this Agreement;
               (g) Certified copies of applicable resolutions, certificates of good standing, and certificates of incumbency with respect to Purchaser and such other Persons as the Title Company may reasonably require;
               (h) An assignment of this Agreement by Purchaser to its Affiliates, if applicable, in compliance with the provisions of Section 13.6;
               (i) the Closing Payment; and
               (j) Such other documents, certificates and other instruments as may be reasonably required to consummate the transaction contemplated hereby.
     SECTION 4. CONDITIONS TO PURCHASER’S OBLIGATION TO CLOSE.
     The obligation of Purchaser to acquire the Interests on the Closing Date shall be subject to the satisfaction or written waiver of the following conditions precedent on and as of the Closing Date, or such other date as set forth herein (collectively, the “Closing Contingencies”):
          4.1 Representations and Warranties True. The representations and warranties of Sellers set forth in Section 6.1 (in each case, as the same may have been changed by any

Change Notice from Sellers’ Representative as provided therein) shall be true, correct and complete in all material respects (without duplication as to the materiality qualifications contained therein) on and as of the Closing Date (except that any representations or warranties made as of a specified date shall be true and correct in all material respects (without duplication as to the materiality qualifications contained therein) as of such specified date); provided, however, that notwithstanding anything contained herein to the contrary, this condition shall be deemed to have been satisfied even if such representations were not true and correct in all material respects (without duplication as to the materiality qualifications contained therein) on the Effective Date but are so true and correct in all material respects (without duplication as to the materiality qualifications contained therein) on the Closing Date. In the event the representations and warranties are deemed materially modified by the changes set forth in any Change Notice, and (a) if Sellers agree to indemnify Purchaser against any loss that may be suffered by Purchaser as a result of such changes and Sellers’ Representative so notifies Purchaser in such Change Notice, then Purchaser will be required to close hereunder without any abatement of Purchase Price or changes in any other condition, and (b) if Sellers elect not to so indemnify Purchaser, Purchaser may elect (i) to terminate this Agreement and, provided Purchaser has not exercised the Second Extension Option, Purchaser shall be entitled to a return of the Deposit, less, if Purchaser has exercised the First Extension Option, the First Extension Payment, in which event this Agreement shall terminate and be of no further force or effect, except with respect to provisions hereof which by their express terms survive a termination of this Agreement, or (ii) to consummate the transactions contemplated hereby, notwithstanding such change in the representations and warranties, without any abatement or reduction in the Purchase Price on account thereof. Purchaser shall make any such election by written notice to Sellers given on or prior to the fifth (5th) Business Day after Purchaser’s receipt of the applicable Change Notice, and the Closing Date shall, if necessary, be extended to give Purchaser the benefit of the entire five (5) Business Day period. Failure of Purchaser to give such notice of its election in accordance with clause (i) above shall be deemed an election by Purchaser to proceed in accordance with clause (i) above. Time shall be of the essence with respect to the giving of any notices under this Section 4.1.
          4.2 Sellers’ Performance. Sellers, the Acquired Companies, the Tenants and Manager shall have, in all material respects, performed all covenants, agreements and delivered all documents required by this Agreement to be performed or delivered by them on or before the Closing Date.
          4.3 Title Policies. The Title Company shall be unconditionally obligated and prepared, subject only to payment of the applicable premium and other related charges and delivery of all conveyance documents, to issue the title policies pursuant to the Title Commitments in their form at the end of the Due Diligence Period, subject to any Additional Exceptions approved by Purchaser pursuant to Section 2.3(d); provided that Purchaser shall have ordered and delivered to Sellers, the Title Commitments and all updates thereto in accordance with the requirements of Section 2.3.
          4.4 Permits. The Licensing Condition shall be satisfied on or before the Closing Date (the “Licensing Contingency”).

          4.5 No Bankruptcy. No Act of Bankruptcy on the part of any Seller, Acquired Company, Tenant or Manager shall have occurred and remain outstanding as of the Closing Date.
          4.6 Approval of Lender. Lender shall have approved in writing the sale of the Interests, the forms of the New Leases, the Florida Lease, the New Management Agreement and the Florida Management Agreement, and the assumption by Purchaser of each applicable Loan (each, a “Lender Consent”) pursuant to the applicable Assumption Documents (the “Loan Assumption Contingency”).
          4.7 Initial Public Offering. Purchaser shall have successfully completed the initial public offering of common stock for the REIT (the “IPO”), upon terms and conditions satisfactory to Purchaser, in Purchaser’s reasonable discretion.
          4.8 Purchase of Florida Insurance. With respect to the Florida Property Owner’s current primary professional liability insurance maintained on a “claims made” basis, Sellers will cause the Florida Tenant, at the Florida Tenant’s expense, to maintain with the current insurance carrier for a period of four (4) years after the Closing Date such “claims made” professional liability insurance which covers claims made since the earliest date covered under the current policy, with such limits as maintained on the Effective Date by the Florida Property Owner and which policy shall name Purchaser and the applicable Acquired Companies as additional insureds.
          4.9 No Material Adverse Change. Between the Effective Date and the Closing Date, there shall have been no Material Adverse Change which is not cured within thirty (30) days’ notice from Purchaser to Sellers (and if applicable the Closing Date shall be extended to accommodate such thirty (30) day period), and at Closing the Sellers shall execute and deliver to Purchaser a certificate certifying to the foregoing as of the Closing Date.
          4.10 Closing Deliveries. Sellers shall have delivered, and shall have caused each Acquired Company, Tenant and Manager to deliver, all of the documents and instruments required pursuant to Section 3.4.
          In the event that the IPO Contingency shall not be satisfied on or before July 31, 2010 or if the other Closing Contingencies set forth in this Section 4 have not been satisfied on or before the Closing Date (other than by reason of Purchaser’s failure to comply in all material respects with its obligations under this Agreement), Purchaser shall have the right to terminate this Agreement by written notice to Sellers, whereupon, provided Purchaser has not exercised the Second Extension Option, Purchaser shall be entitled to a return of the Deposit, less, if Purchaser has exercised the First Extension Option, the First Extension Payment, and thereafter Sellers and Purchaser shall have no further obligations or liabilities hereunder, except for those obligations or liabilities which expressly survive the termination of this Agreement.
     SECTION 5. CONDITIONS TO SELLERS’ OBLIGATION TO CLOSE.
     The obligation of Sellers to convey and transfer to Purchaser the Interests on the Closing Date is subject to the satisfaction or written waiver of the following conditions precedent on and as of the Closing Date:

          5.1 Representations and Warranties True. The representations and warranties made by Purchaser pursuant to Section 7 shall be true and correct in all material respects (without duplication as to materiality qualifications contained therein) on the Effective Date and shall be true and correct in all material respects (without duplication as to materiality qualifications contained therein) on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.
          5.2 Purchaser’s Performance. Purchaser shall have performed all covenants, agreements and delivered all documents required by this Agreement to be performed or delivered by it on or before the Closing Date.
          5.3 No Bankruptcy. No Act of Bankruptcy on the part of Purchaser shall have occurred and remain outstanding as of the Closing Date.
          5.4 Approval of Lender. Subject to the provisions of Section 4.6, the Lender shall have given a Lender Consent, which shall include (i) Lender’s approval in writing of the sale of the Interests to Purchaser and any required replacement guarantor of the Loans, and (ii) executed releases in form and substance reasonably satisfactory to Sellers, releasing the applicable Property Owner, Sellers, their Representatives and any of their Affiliates (other than the Acquired Companies) that may be obligated under any of the Loan Documents relating to the applicable Property, including any guaranty or indemnity, from any and all liability under or in respect of each Loan relating to the applicable Property from and after the Closing Date.
          5.5 Purchaser’s Insurance. With respect to the Property Owners’ current primary professional liability insurance maintained on a “claims made” basis, and with respect to the insurance contemplated in Section 4.8, Purchaser will cause the Tenants, at the Tenants’ expense, provided that Sellers shall be responsible for any additional premium which may be charged and which relates directly to including Sellers as an additional insured, to maintain with the current insurance carrier for a period of four (4) years after the Closing Date such “claims made” professional liability insurance which covers claims made since the earliest date covered under each of the current policies, with such limits as maintained on the Effective Date by the Property Owner and which policies shall name Sellers as additional insureds; provided, however, that Sellers shall pay any and all deductibles triggered as a result of Sellers’ inclusion as additional insureds on such policies.
          5.6 “Road Show” and Initial Public Offering. Purchaser shall have commenced the “road show” presentations to prospective investors for the IPO, as confirmed in writing by Purchaser and its lead managing underwriter for the IPO, no later than July 12, 2010 (the “Road Show Contingency”), and Purchaser shall have satisfied the IPO Contingency.
          5.7 SEC Filings. Purchaser shall have, using commercially reasonable efforts, filed the registration statement for the IPO on Form S-11 with the SEC no later than the date which is seven (7) days after the later of (a) the Effective Date of this Agreement, or (b) the delivery by Sellers’ Representative to Purchaser of audited Annual Financial Statements required by the SEC in connection with the Form S-11 for the years 2007, 2008 and 2009 (the “S-11 Contingency”).

          5.8 Leases and Management Agreements. During the Due Diligence Period, the Tenants, the Florida Tenant, the Manager and Purchaser shall have agreed to the form of the New Leases, the New Management Agreements, the Florida Lease and the Florida Management Agreement. Notwithstanding anything contained herein to the contrary, the Tenants, the Florida Tenant, the Manager and Purchaser shall have no obligation to agree to the form of the New Leases, the New Management Agreements, the Florida Lease or the Florida Management Agreement. The Tenants’, the Florida Tenant’s and Manager’s agreement to such forms, if at all, shall be evidenced by the Tenants, the Florida Tenant and Manager executing same and delivering the documents to Purchaser’s counsel pursuant to Section 8.2
          5.9 Closing Deliveries. Purchaser shall have delivered all documents and instruments required pursuant to Section 3.5.
          If the Road Show Contingency has not been satisfied by Purchaser on or before July 12, 2010 or if the IPO Contingency has not been satisfied by Purchaser on or before July 31, 2010, or the S-11 Contingency has not been satisfied within the time specified therein or if the remaining conditions to Sellers obligation to close set forth in this Section 5 have not been satisfied as of the Closing Date (other than by reason of any Seller’s, Acquired Company’s, Tenant’s, Florida Tenant’s or Manager’s failure to comply in all material respects with any of its obligations under this Agreement), Sellers shall have the right to terminate this Agreement by notifying Purchaser in writing whereupon, provided Purchaser has not exercised the Second Extension Option, Purchaser shall be entitled to a return of the Deposit, less, if Purchaser has exercised the First Extension Option, the First Extension Payment, and thereafter Sellers and Purchaser shall have no further obligations or liabilities hereunder except for those obligations or liabilities which expressly survive the termination of this Agreement
     SECTION 6. REPRESENTATIONS AND WARRANTIES OF SELLERS; PURCHASER’S INDEPENDENT INVESTIGATION; ACCESS
          6.1 Representation and Warranties of Sellers. To induce Purchaser to enter into this Agreement, Sellers, jointly and severally, represent and warrant to Purchaser that each of the following are true, correct and complete as of the Effective Date:
               (a) Organization and Authorization; No Conflicts. Each Seller and Acquired Company is an entity duly organized, validly existing and in good standing in the state of its organization. Each Seller and Acquired Company has all requisite power and authority to own, lease and operate the properties now owned, leased or operated by it and to carry on its business as presently conducted. Each Seller and Acquired Company is duly qualified to do business as a foreign entity in the jurisdictions identified on Schedule 6.1(a), and none of them is required to qualify to do business in any other jurisdiction. Each Seller and Acquired Company, to the extent applicable, has taken all necessary action to authorize the execution, delivery and performance of this Agreement and any other agreement, certificate, instrument or writing delivered in connection with this Agreement or the transactions contemplated hereby (collectively, the “Transaction Documents”), and upon the execution and delivery of any Transaction Document to be delivered by any Seller or Acquired Company, to the extent applicable, such Transaction Document shall constitute the valid and binding obligation and agreement of such Seller or Acquired Company, to the extent applicable, enforceable against such Seller or Acquired Company, to the extent applicable, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and general principles of equity. The person or persons executing and delivering this Agreement or any other Transaction Document is or shall have been prior to the Closing Date, duly authorized to execute and deliver such documents on behalf of such Seller or Acquired Company, to the extent applicable. Sellers have made available to Purchaser true and complete copies of the articles, bylaws, operating agreement, partnership agreement or other organizational documents of each Acquired Company, as amended and as in effect on the date of this Agreement. No Seller or Acquired Company is in default under or in violation of any provision of its organizational documents. Neither the execution and delivery of this Agreement or any Transaction Document by any Seller or Acquired Company, to the extent applicable, or the consummation of any of the transactions contemplated hereby or thereby, nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Lien upon any of the Interests or any Assets of any Seller or Acquired Company, under (A) any of their respective organizational documents, (B) any contract to which any of them is a party, (C) upon satisfaction of the Licensing Contingency, any Permits to which any of them is a party or the Interests or the Assets of any Seller or Acquired Company are subject or by which any Seller or Acquired Company is bound, (D) any Court Order to which any Seller or Acquired Company is a party or any of the Interests are subject or by which any Seller or Acquired Company is bound, or (E) any Laws affecting any Seller, Acquired Company, the Interests or the Assets of any Seller or Acquired Company; or (ii) require the approval, consent, authorization or act of, or the making by any Seller or Acquired Company of any declaration, filing or registration with, any Person.
               (b) Capitalization; Title to Interests. Schedule 6.1(b) sets forth the authorized ownership interests of each Acquired Company and indicates the ownership of all of the issued and outstanding ownership interests of each Acquired Company. Except for this Agreement and the transactions contemplated herein, and except for those certain buy-sell agreements between the owners of WSL Seller and between the Florida Seller, which have been waived by the parties thereto with respect to the transactions contemplated by this Agreement, and which, upon the Closing, shall be terminated, there are no agreements, arrangements, options, warrants, calls, rights (including preemptive rights) or commitments of any character relating to the issuance, sale, purchase or redemption of any ownership interests of any Acquired Company. All of the outstanding ownership interests of each Acquired Company are validly issued, fully paid and nonassessable. All of the issued and outstanding ownership interests of the Acquired Companies are owned as set forth in Schedule 6.1(b), in each case free from all Liens. Upon delivery to Purchaser on the Closing Date of the Interests as contemplated by this Agreement, Sellers will thereby transfer to Purchaser good and marketable title to the Interests, free and clear of all Liens.
               (c) Subsidiaries and Investments. Sellers do not, directly or indirectly (i) except for the Interests and the Florida Subsidiary, own, of record or beneficially, any outstanding voting securities or other equity interests in any Person, or (ii) except for the Acquired Companies, the Florida Subsidiary and any homeowners’ or similar associations listed on Schedule 6.1(c) in which the specified Seller or Acquired Company is a member, have a Controlling Interest in any Person.
               (d) Absence of Undisclosed Liabilities. To Sellers’ knowledge, as of the Effective Date, no Acquired Company has any liabilities, whether currently due, accrued, absolute, contingent, unliquidated or otherwise, whether or not known, whether due or to become due and regardless of when asserted, other than the following (a) liabilities fully and adequately reflected or reserved against in the balance sheet included in the Interim Financial Statements (the “Latest Balance Sheet”), and (b) liabilities incurred in the Ordinary Course since the date of the Latest Balance Sheet, none of which are material and none of which constitute a breach of any other representation or warranty made to Purchaser in this Agreement or any other Transaction Document.
               (e) Taxes.
                    (i) Except as set forth on Schedule 6(e), (A) each Acquired Company has complied in all material respects with all Laws relating to Taxes, (B) each Tax Return required to be filed by, or on behalf of, any Acquired Company has been timely filed in accordance with applicable Laws (taking into account applicable extensions), (C) all such Tax Returns were true, correct and complete in all material respects, and (D) all Taxes due and payable with respect to each such Tax Return (whether or not shown as due on a Tax Return), or otherwise due and payable by, or on behalf of each Acquired Company, have been timely paid.
                    (ii) Sellers have provided to Purchaser true, correct and complete copies of all Tax Returns filed by any Acquired Company in the last three (3) years. Sellers have provided to Purchaser true, correct, and complete copies of all material notices of deficiencies, final partnership administrative adjustments, notices of proposed adjustments, notices of assessments, revenue agent reports, closing agreements, settlement agreements, information document requests, protests, petitions and any other similar documents, notices, and correspondence, in each case, that any Acquired Company (or any of their respective Representatives) has received from, sent to, or entered into with the IRS or other Governmental Authority in the last three (3) years or that relates to any Taxes or Tax Return which is not closed by the applicable statute of limitations. No claim has been made by any Governmental Authority in the last three (3) years that any Acquired Company has not properly reported and/or paid Taxes in any material respect or filed Tax Returns in a jurisdiction in which any Acquired Company does not file a Tax Return.
                    (iii) Except as set forth on Schedule 6(e), there are no Liens for Taxes on any Assets of any Acquired Company, other than Liens for Taxes not yet due and payable.
                    (iv) Except as set forth on Schedule 6(e), no federal, state, local or foreign Tax audits or other Proceedings are presently in progress or pending or, to Sellers’ knowledge, threatened with regard to any Taxes or Tax Returns of any Acquired Company. No private letter ruling, technical advice memorandum, application for a change of any method of accounting, or other similar requests made by, or with respect to any Acquired Company, are presently pending with any Governmental Authority.

                    (v) No Acquired Company has engaged in any transaction that could affect its income Tax liability for any taxable year not closed by the statute of limitations which is a “listed transaction” within the meaning of Treasury Regulation section 301.6011-4 (irrespective of the effective date).
               (f) Absence of Certain Changes or Events. Except as disclosed in Schedule 6.1(f) or as specifically contemplated by this Agreement, since December 31, 2009: (i) each Acquired Company has been operating only in the Ordinary Course; (ii) no Acquired Company has (A) sold, leased or disposed of, or subjected to any Lien, any of its tangible or intangible assets, other than the sale, lease or disposition in the Ordinary Course of inventory, FF&E, miscellaneous items of machinery and equipment and assets no longer necessary to the operation of its business or which have been replaced by similar items, or (B) canceled or released any material debt or claim held by it other than in the Ordinary Course; and (iii) no Acquired Company has instituted, settled, agreed to settle any litigation or Proceeding before any Governmental Authority other than in the Ordinary Course consistent with past practices, but not in any case involving amounts in excess of Fifty Thousand Dollars ($50,000.00).
               (g) Real Property.
                    (i) Except for the Ground Lessee, each Property Owner set forth on Exhibit G has fee simple title to the Real Property set forth opposite such Property Owner’s name on Exhibit G. Except as set forth on Exhibit D, as of the Effective Date, no portion of any such owned Real Property is subject to any pending or, to Sellers’ knowledge, threatened condemnation Proceeding.
                    (ii) The Ground Lease is the only lease, sublease or similar Contract under which any Property Owner is lessee or sublessee of, or holds any real property owned by any third Person (the “Leased Real Property”). Except as set forth on Exhibit D, to Sellers’ knowledge, as of the Effective Date, no portion of the Leased Real Property is subject to any pending or threatened condemnation Proceeding. Sellers have made available to Purchaser a true and complete copy of the Ground Lease. The Ground Lessee is not in default of the Ground Lease, and to Sellers’ knowledge no event or condition which (with or without notice or lapse of time or both) would constitute a violation of or default under the Ground Lease exists. As of the Effective Date, none of the counterparties to the Ground Lease has given written notice of termination of, or, to Sellers’ knowledge, is seeking to amend, the Ground Lease.
                    (iii) Except as set forth on Exhibits G1 through G8, the Property Owners do not own an interest in any real property or hold a leasehold interest in any real property. During Sellers’ period of ownership thereof, none of the Property Owners has owned or leased any real property other than the Real Property.
                    (iv) Except for the rights of Tenants under Existing Leases and rights of Occupants under unrecorded Occupancy Agreements that do not contain rights to purchase any portion of the applicable Real Property, none of the Property Owners has consented to any lease, license or occupancy agreement with respect to the Real Property.

                    (v) Except for those certain buy-sell agreements between the owners of WSL Seller and between the Florida Seller, which have been waived by the parties thereto with respect to the transactions contemplated by this Agreement, and which, upon the Closing, shall be terminated, the Property Owners have not granted to any Person any options to purchase any Real Property (or any portion thereof) or any rights of first refusal to purchase any Real Property (or any portion thereof), and no Person (other than Purchaser) has a conditional or unconditional right or option to purchase or to ground lease (except for the Tenants under the Existing Leases) all or any portion of the Real Property, or any Property Owner’s interest therein.
                    (vi) To Sellers’ knowledge, except as disclosed in any Due Diligence Materials provided to Purchaser prior to or during the Due Diligence Period, there is not, as of the Effective Date, pending nor is there any proposed or threatened proceeding for the rezoning of the Real Property or any portion thereof.
                    (vii) Except as set forth on Schedule 6.1(g), no Property is currently benefited by any special tax abatement or categorization. No Seller or Acquired Company has commenced any proceedings which are pending for the reduction of the assessed valuation of any Property. No Seller or Acquired Company or any of their Representatives has intentionally supplied any false or misleading information or failed to supply any pertinent information to any Governmental Authority related to the assessed valuation or any Property or any real property Tax.
               (h) FF&E. Each Property Owner has, or as of the Closing Date will have, good and marketable title to the FF&E, except for any leased or licensed FF&E which will be noted on Exhibit J attached hereto and by this reference made a part hereof. There are no items owned or leased by Manager and used at any of the Properties which would otherwise constitute FF&E, other than immaterial items of the type typically owned or leased by a property manager.
               (i) Contracts. Except with respect to any Required Capital Improvements which are not completed as of the Closing Date, the only Contracts and amendments thereto that will be in effect on the Closing Date that are not terminable without cause or penalty within sixty (60) days with respect to any Acquired Company (the “Non-Terminable Contracts”) are as set forth in Schedule 6.1(i) (the “Schedule of Non-Terminable Contracts”). To Sellers’ knowledge, each Acquired Company has performed in all material respects all of its obligations under each Contract to which such Acquired Company is a party or is subject and, to Sellers’ knowledge, no fact or circumstance has occurred, which by itself or with the passage of time or the giving of notice or both would constitute a default by such Acquired Company under any such Contract. Further, to Sellers’ knowledge, all other parties to such Contracts have performed all of their obligations thereunder in all material respects and are not in default thereunder.
               (j) No Violations. Each Acquired Company has complied and is in compliance with, in all material respects, all applicable Laws. No Seller or any Acquired Company has received any written notice that any material violation of any Law by any Acquired Company has been alleged. To Sellers’ knowledge, no Tenant or Manager has received any written notice that any material violation of any Law by any Tenant or Manager has been alleged.
               (k) No Consents. With the exception of the Government Approvals, no consents from third parties, subject to satisfaction of the Lender Consent condition for each Property, are required for the performance of any of Sellers’ obligations hereunder.
               (l) Litigation. Except as disclosed in Schedule 6.1(l), as of the Effective Date, there is no Proceeding pending or, to Sellers’ knowledge, threatened against or relating to any Seller, Acquired Company or Tenant or any of their respective assets, or with respect to Manager, relating in any manner to any of the Business, or any of the officers, directors, managers or employees (in their capacities as such) of any of the foregoing Persons. Except as disclosed in Schedule 6.1(l), as of the Effective Date, no Seller, Acquired Company or Tenant is subject to any Court Order, or with respect to Manager, any Court Order relating in any manner to any of the Business. To Sellers’ knowledge, the insurance coverages in the insurance policies disclosed on Schedule 6.1(l) are adequate in character and amount to pay all liabilities relating to the matters required to be described on Schedule 6.1(l). There is no Proceeding pending or, to Sellers’ knowledge, threatened against any Seller or Acquired Company (i) that questions the validity of this Agreement or any action taken or to be taken by any Seller or Acquired Company in connection with, or which seek to enjoin or obtain monetary damages in respect of, this Agreement or (ii) that, individually and in the aggregate, would reasonably be expected to adversely affect in any material respect the ability of any Seller or Acquired Company to perform its obligations under and consummate the transactions contemplated by this Agreement.
               (m) FIRPTA. Each Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code, and each Seller shall certify its taxpayer identification number at Closing.
               (n) Environmental Matters. Sellers have made available to Purchaser copies of all material environmental reports or studies and indoor air quality reports prepared by third party consultants relating to any Property that are in the possession or control of any Seller or Acquired Company, which material reports are listed on Schedule 6.1(n). To Sellers’ knowledge, and except for any matters which are disclosed in the reports listed on Schedule 6.1(n), the Properties are in compliance with all Hazardous Materials Laws. Since the date Sellers have owned any ownership interest in the Acquired Companies, no Seller or Acquired Company, nor to Sellers’ knowledge, Tenant or Manager has received any written notice from any Governmental Authority of any pending nor, to Sellers’ knowledge, threatened action or proceeding arising out of the environmental condition of any of the Properties, Hazardous Materials located on any of the Properties, or any alleged violation of any Hazardous Materials Laws, except for those matters listed on Schedule 6.1(n).
               (o) Employees. No Acquired Company has any employees, except for the Florida Property Owner.
               (p) Construction Contracts; Mechanics’ Liens. At the Closing, except with respect to any Required Capital Improvements which have not been completed, there will be no outstanding Contracts made by any Seller or Acquired Company, nor to Sellers’ knowledge, any Tenant or Manager, for the construction or repair of any Improvements relating to any Property which have not been fully paid for or will be paid in the Ordinary Course. Prior to Closing, each Property Owner shall discharge and have released of record or bonded all mechanics’ or materialmen’s liens, if any, arising from any labor or materials furnished to its Property prior to the Closing to the extent any such Lien is not insured over by the Title Company or bonded over pursuant to applicable Law.
               (q) Loan Documents. The Loan Documents described in Exhibit E that encumber each Property constitute all of the material loan documents and related instruments in effect with respect to each of the Loans and have not been modified except as set forth in Exhibit E. The Loan Documents relating to each applicable Property are in full force and effect. No Seller or Acquired Company, or to Sellers’ knowledge, Tenant or Manager, has received written notice of default under any of the Loan Documents and, to Sellers’ knowledge, there is no state of facts that, with the giving of notice or passage of time or both, would give rise to a default in any material respect under any of the Loan Documents.
               (r) Special Assessments. Since December 1, 2009, no Seller or Acquired Company, or to Sellers’ knowledge, Tenant or Manager, has received any notice, or has any knowledge, of any existing or pending special assessments affecting the Properties by any Governmental Authority, water or sewer authority, drainage district or any other special taxing district or other entity, other than as disclosed herein and has received no notice, and has no knowledge, of any assessments that may be levied after Closing by any Government Authority.
               (s) Relations with Governments, Etc. No Seller or Acquired Company or, to Sellers’ knowledge, any Tenant or Manager or anyone acting on behalf or any of the foregoing, has offered or agreed to offer anything of value to any governmental official, political party or candidate for government office that would constitute an illegal bribe under applicable Laws.
               (t) Affiliate Transactions. Except as set forth on Schedule 6.1(t), all Contracts and other intercompany obligations between an Acquired Company, on the one hand, and any Seller or any of Sellers’ other Affiliates (excluding the other Acquired Companies), on the other hand, will be satisfied, repaid, eliminated or cancelled at or prior to Closing. Except for the organizational documents of each Acquired Company, there are no written Contracts between any Acquired Company and any Seller or any of Sellers’ other Affiliates.
               (u) HIPAA Compliance.
                    (i) As applicable to the operation of the Properties, the Property Owners, and to Sellers’ knowledge, the Tenants and/or Manager, have established and implemented such policies, programs, procedures, contracts and systems, as are necessary to comply with HIPAA; Title H, Subtitle F, Sections 261-264, Public Law 104-191 (“HIPAA”); and the Standards for Privacy of Individually Identifiable Health Information, 45 C.F.R. Parts 160-164, and the HIPAA Security and Transactions and Code Sets standards, as amended (“HIPAA Privacy and Security Standards”).

                    (ii) As of the Effective Date, the Property Owners and, to Sellers’ knowledge, the Tenants and/or Manager, are in material compliance in all respects with HIPAA Privacy and Security Standards, no Seller has knowledge of any incident reports or allegations that any of the foregoing has breached the HIPAA Privacy and Security Standards and the Property Owners and, to Sellers’ knowledge, the Tenants and Manager, have maintained an accounting of any disclosures required by HIPAA.
                    (iii) Health Care Compliance. Except as set forth on Schedule 6.1(u), none of the Acquired Companies is a party to a provider agreement under, bills or accepts payments from any “Government Health Care Programs,” which for purposes of this Agreement shall mean, Title XVIII of the Social Security Act, as amended, governing health insurance for the aged and persons with end-stage renal disease and certain disabilities (“Medicare”); the medical assistance program established by Title XIX (“Medicaid”) and Titles V, XX, and XXI of the Social Security Act. Except as set forth on Schedule 6.1(u), no Acquired Company is (i) a supplier or provider under a contract with the Centers for Medicare and Medicaid Services (“CMS”), or a party to any contract with a state Medicaid agency; or (ii) a party to any contract with a Medicare Advantage plan or delegated entity of such a plan.
     The representations and warranties made in this Agreement by the Sellers in Section 6.1 are made as of the Effective Date and, unless specified as being made as of the Effective Date, shall be deemed remade by each Seller as of the Closing Date, with the same force and effect as if made on, and as of, the Closing Date. Notwithstanding the foregoing, Sellers’ Representative shall have the right, from time to time prior to the Closing Date, to modify the representations and warranties made in Section 6.1(d), (e), (f), (g)(vii), (i), (j), (l), (n), (q), (r) or (s) and in Section 6.5 (a), (b) or (c) as a result of changes in applicable conditions beyond the control of any Seller, by written notice to Purchaser (each, a “Change Notice”). In the event any Change Notice results in information or circumstances which have or may have a material and adverse impact on Purchaser or the Properties then, except as otherwise expressly provided for herein, including Section 4.1, Purchaser shall have the right to terminate this Agreement pursuant to and in accordance with Section 10.3, whereupon each party shall be relieved of any further obligation hereunder, except for those which expressly survive any termination hereof.
     As used in this Agreement, the phrases “to Sellers’ knowledge,” “to Florida Sellers’ knowledge” or words of similar import shall mean the actual knowledge, without duty of investigation or inquiry, which any of Keven Bennema, Howard Brody or Jerry Frumm have on or prior to the Closing Date. The Persons named in the immediately preceding sentence shall not have any personal liability hereunder. Notwithstanding any language to the contrary herein and without limiting Purchaser’s due diligence rights hereunder, Purchaser shall have the right to make reasonable inquiry of the executive directors and managers of each Property during the Due Diligence Period with respect to each of the representations and warranties which relate to a Property’s operations.
          6.2 Purchaser’s Independent Investigation.
               (a) Purchaser and any of its successors or assigns acknowledges and agrees that it is being given the full opportunity during the Due Diligence Period to inspect and investigate each and every aspect of each Property except for matters related to the financial performance of Sellers, the Acquired Companies, the Property Owners, the Tenants, Manager and the Properties (which matters have already been inspected, investigated and are hereby approved by Purchaser), either independently or through Representatives or experts of Purchaser’s choosing, as Purchaser considers necessary or appropriate. Such independent investigation by Purchaser may include, without limitation:
                    (i) all matters relating to title to the Properties;
                    (ii) all matters relating to governmental and other legal requirements with respect to the Properties, such as taxes, assessments, zoning, use permit requirements and building codes;
                    (iii) all zoning, land use, building, environmental and other statutes, rules, or regulations applicable to each Real Property;
                    (iv) the physical condition of each Real Property, including the interior, the exterior, the square footage of the Improvements, the structure, the roof, the paving, the utilities, and all other physical, structural and functional aspects of such Real Property;
                    (v) reports, studies, assessments, investigations and other materials related to the presence of Hazardous Materials at, on or under each Real Property and the compliance of each Real Property with all Hazardous Materials Laws, including environmental assessment reports;
                    (vi) any easements and/or access rights affecting such Real Property;
                    (vii) the Occupancy Agreements with respect to such Real Property and all matters in connection therewith, including the ability of the Occupants thereto to pay the rent;
                    (viii) the Contracts and any other documents or agreements of significance affecting such Property;
                    (ix) all matters that would be revealed by an ALTA as-built survey, a physical inspection or an environmental site assessment of such Real Property;
                    (x) the Due Diligence Materials heretofore delivered or made available to Purchaser and/or its Representatives for their review and approval;
                    (xi) the Permits and other health care regulatory requirements or limitations; and
                    (xii) all other matters of material significance affecting or otherwise deemed relevant by Purchaser with respect to such Property.
               (b) Delivery of Due Diligence Materials. Within two (2) calendar days after the Effective Date, Sellers shall, to the extent not previously provided or made available for inspection to Purchaser or its Representatives, deliver to Purchaser, or otherwise make available for inspection, all Due Diligence Materials in Sellers’ possession and control including, without limitation, existing surveys of the Properties, as-built drawings of the Properties, title insurance reports or policies, environmental reports and any other environmental related inspections or mitigation reports, and all other documents or information related to the Properties including, without limitation, those items specifically referenced in Exhibit C. From and after Sellers’ delivery of the Due Diligence Materials to Purchaser, Sellers shall within two (2) Business Days provide copies to Purchaser of any documentation or information which comes in Sellers’ possession or control which supplements the Due Diligence Materials. Sellers shall cooperate with Purchaser and provide or make reasonably available to its executives, managers, agents and all books, records and other items reasonably requested by Purchaser relating to the operations of the Properties; provided, however, Sellers shall not be obligated to make available any appraisals, internal memoranda or other proprietary information or attorney work-product relating to the Properties. Notwithstanding anything to the contrary in this Agreement, in no event shall Sellers’ failure to deliver to Purchaser any Due Diligence Materials to Purchaser pursuant to this Section 6.2(b) be deemed a default by Sellers hereunder or entitle Purchaser to any remedies under this Agreement, including, without limitation, the remedies set forth in Section 10.3, provided that Sellers shall endeavor to timely deliver any Due Diligence Materials specifically requested by Purchaser.
          6.3 Access.
               (a) Sellers hereby grant to Purchaser and each of its employees, agents, consultants and contractors, subject to the rights of Tenants and Occupants under the Existing Leases and the Occupancy Agreements, the right and permission from and after the date hereof to enter upon the Properties, or any part thereof, during normal business hours for each Property, for the purpose of completing its inspections and studies permitted hereunder; provided, however, Purchaser shall provide reasonable advance notice to Sellers’ Representative prior to entry upon the Properties so that a Representative of Sellers may be present during any inspections or studies conducted thereon and shall not unreasonably interfere with the use, occupancy or operation of the Properties. Purchaser shall not perform any intrusive testing of any Property without the prior written consent of Sellers’ Representative, which consent may be given or withheld in Sellers’ Representative’s sole discretion. Purchaser shall indemnify, defend and hold Sellers harmless from any loss or liability incurred by Sellers as a result of any of Purchaser’s actions relative to such inspection activities; except, however, Purchaser shall only indemnify and hold Seller harmless for any pre-existing environmental condition to the extent exacerbated by Purchaser or any of its employees, agents, consultants and contractors. This indemnity shall survive the Closing or termination of this Agreement for eighteen (18) months.
               (b) Prior to entry onto the Properties, Purchaser shall provide Sellers’ Representative with certificates evidencing the following insurance policies which shall be maintained by Purchaser or Purchaser’s environmental consultant that will be present on the Properties in connection with its investigations upon the Properties, with insurers under such policies being reasonably satisfactory to Sellers’ Representative. Purchaser must maintain (i) commercial general liability insurance, in an amount not less than $2,000,000 combined limits for any injuries, deaths or property damage sustained as a result of any one accident or occurrence, (ii) to the extent Purchaser has employees, worker’s compensation insurance at statutory limits, and (iii) employer’s liability insurance in an amount not less than $2,000,000 for each accident or disease per employee and disease policy limit. Purchaser’s environmental consultant shall provide evidence of professional / pollution liability insurance of not less than $2,000,000, except that the foregoing limits shall be reduced to $1,000,000 with respect to ATC Group Services, Inc. Purchaser’s comprehensive general liability insurance policy shall name Sellers, the Property Owners, the Tenants and Manager as additional insureds. In addition, Purchaser and Purchaser’s Representatives waive any claims against Sellers, the Property Owners, the Tenants and Manager or their respective employees and agents, except to the extent caused by or arising from the negligence, willful misconduct or other action or omission by any of the foregoing, for any injury to persons or damage to property arising out of any inspections or physical testing of the Properties, including any damage to the tools and equipment of Purchaser and Purchaser’s Representatives. Upon the completion of any inspection or test, Purchaser shall promptly restore the Properties to their condition prior to such inspection or test. Purchaser shall keep the Properties free and clear of any liens and will indemnify, protect, defend, and hold Sellers, the Property Owners, the Tenants and Manager, their respective officers, employees, agents, and such other parties in interest as Sellers’ Representative may reasonably require, harmless from and against all claims (including any claim for damage to property or injury to or death of any persons), liabilities, obligations, liens or encumbrances, losses, damages, costs or expenses, including reasonable attorney’s fees, whether or not legal proceedings are instituted or asserted against Sellers, the Property Owners, the Tenants and Manager or the Properties, as a result of, or in any way arising from, any entry onto the Properties by Purchaser or Purchaser’s Representatives. The foregoing indemnification by Purchaser and other obligations of Purchaser under this Section 6.3(b) shall survive the Closing or termination of this Agreement for eighteen (18) months.
          6.4 General Disclaimer. Except as specifically set forth in Sections 6.1 and 6.5 and in the Interest Assignments, the sale of the Interests hereunder is and will be made on an “as is” basis, without representations and warranties of any kind or nature, express, implied or otherwise.
          6.5 Representation and Warranties of Florida Sellers. To induce Purchaser to enter into this Agreement, Florida Sellers, jointly and severally, represent and warrant to Purchaser that each of the following are true, correct and complete as of the Effective Date:
               (a) Permits. As of the Effective Date, the Florida Property Owner holds all material Permits necessary for the current use, occupancy and operation of the Florida Property. All such Permits are valid and in full force and effect, and neither any Florida Seller, Florida Property Owner or Florida Company, nor to Florida Sellers’ knowledge, Manager, or any Representative of any of the foregoing has received since January 1, 2009 any written notice from a Government Authority alleging any violations under any Permits that have not previously been remedied or indicating any intention to cancel, terminate or not renew any of the Permits and, to Florida Sellers’ knowledge, no basis exists for any such cancellation, termination or non-renewal exists.
               (b) Regulatory Surveys. Schedule 6.5(b) sets forth a listing of all regulatory surveys of the Florida Property by any Governmental Authority relating to applicable

Laws within the three (3) year period prior to the date hereof. Florida Sellers have made a true, correct and complete copy of each such survey available to Purchaser.
               (c) Healthcare Regulatory Compliance. Florida Property Owner and the Florida Companies and, to Florida Sellers’ knowledge, the Manager, are in compliance in all material respects with all applicable Laws, including state and federal health care Laws, including, without limitation, licensing, self-referral patient care, confidentiality, medical recordkeeping, kickback prohibitions and residents rights provisions Laws, except where the consequences of non-compliance could not reasonably result in a Material Adverse Change on any Florida Company, the Florida Property Owner, the Florida Property or its Business. None of Florida Sellers, the Florida Companies or the Florida Property Owner is relying on any exemption from or deferral of any legal requirements that would not be available to Purchaser after the Closing.
     SECTION 7. REPRESENTATIONS AND WARRANTIES OF PURCHASER.
     To induce Sellers to enter into this Agreement, Purchaser represents and warrants to Sellers as follows:
          7.1 Organization and Authorization. Purchaser is an entity duly organized, validly existing and in good standing in the state of its organization. Purchaser has taken all necessary action to authorize the execution, delivery and performance of this Agreement and any other Transaction Document, and upon the execution and delivery of any Transaction Document to be delivered by Purchaser, such Transaction Document shall constitute the valid and binding obligation and agreement of Purchaser enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and general principles of equity. The person or persons executing and delivering this Agreement or any other Transaction Document is or shall have been prior to the Closing Date, duly authorized to execute and deliver such documents on behalf of Purchaser.
          7.2 No Consents. Except for the Lender Consent and matters relating to the satisfaction of the IPO Contingency and the Licensing Contingency, neither the execution of this Agreement or any Transaction Document by Purchaser nor the consummation of any of the transactions contemplated hereby or thereby, nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof, will require the approval, consent, authorization or act of, or the making by Purchaser of any declaration, filing or registration with any Person.
          7.3 No Conflicting Agreements. Neither the execution of this Agreement or any Transaction Document by Purchaser nor the consummation of any of the transactions contemplated hereby or thereby, nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof, will conflict with or result in the breach of any of the terms of any agreement or instrument to which Purchaser is a party.
          7.4 Litigation. Purchaser has received no written notice of and no investigation, action or proceeding is pending and, to Purchaser’s knowledge, no action or proceeding is threatened and Purchaser has received no notice of, and to Purchaser’s knowledge, no investigation looking toward such an action or proceeding has begun, which questions the validity of this Agreement or any action taken or to be taken pursuant hereto.
          7.5 Investment Representations. Purchaser is purchasing the Interests for its own account and not with a view to the sale or distribution thereof (within the meaning of securities laws). Purchaser is an “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended.
     The representations and warranties made in this Agreement by Purchaser are made as of the Effective Date and shall be deemed remade by Purchaser as of the Closing Date with the same force and effect as if made on, and as of, such date. As used in this Agreement, the phrase “to Purchaser’s knowledge” or words of similar import shall mean the actual knowledge, without duty of investigation or inquiry, which any of Phil Anderson or John Krueger have on or prior to the Closing Date.
     SECTION 8. INTERIM OPERATION OF THE PROPERTIES AND ADDITIONAL COVENANTS.
     Each Seller hereby covenants, except to the extent waived or approved by Purchaser, and Purchaser hereby covenants, except to the extent waived or approved by Sellers’ Representative, as follows:
          8.1 Compliance with Laws and Permitted Encumbrances. From the Effective Date to the Closing Date, each Seller shall use, and shall cause each Acquired Company to use, commercially reasonable efforts to comply in all material respects with (i) all applicable Laws affecting its Property and/or the Business, (ii) all Contracts, and (iii) all terms, covenants and conditions of instruments of record affecting its Property including, without limitation, the Permitted Encumbrances.
          8.2 Assumption of Loans. Promptly following the expiration of the Due Diligence Period, if Purchaser has elected to proceed with the transactions contemplated hereby, Purchaser and each Seller shall, and if reasonably necessary, Seller shall cause the applicable Acquired Company to, request the applicable Lender’s consent to the sale of the Interests and the assumption by Purchaser of the applicable Loan, and each party shall, using its commercially reasonable efforts, diligently and in good faith, cooperate to obtain such consent. Such cooperation shall include Sellers causing the Tenants and Manager, as applicable: (i) prior to the expiration of the Due Diligence Period, to execute and deliver into escrow with Purchaser’s counsel, the New Leases, the Florida Lease, the New Management Agreements and the Florida Management Agreement, all in the forms agreed to by Tenants and Purchaser, to be dated and released only in connection with the Closing, so that the only condition to the validity and binding effect thereof shall be the execution and delivery of duly executed counterparts by Purchaser or its Representatives on behalf of the Acquired Companies, as applicable, at the Closing, and such agreements shall not be deemed effective until the Closing, (ii) to execute and deliver estoppel certificates effective as of the Closing Date in the form reasonably required, if at all, by Lender with respect to the New Leases, the Florida Leases, the New Management Agreements and the Florida Management Agreement, and (iii) to execute and deliver estoppel certificates in the form reasonably required by Lender with respect to the Existing Leases for the

New York Properties known as Walden Place and Sage Harbor. The parties acknowledge that in connection with obtaining Lender’s consent, Purchaser shall, to the extent required by the Lender, cause the REIT to become a replacement guarantor under the terms of the Loans, but shall not be required to provide any individuals as replacement guarantors. Purchaser and each Seller shall, and if reasonably necessary, Seller shall cause the applicable Acquired Company to, promptly, and in any event within (5) Business Days after written request therefor, submit to the Lender or its servicer, in writing, with a copy to the other party, all information required of such Person with respect to the assumption of each Loan. From the Effective Date to the Closing Date, Purchaser and each Seller shall, and if reasonably necessary, Seller shall cause the applicable Acquired Company to, use its commercially reasonable efforts to comply in all material respects with all terms, covenants and conditions of all Loan Documents. The terms of the Lender’s consent shall be subject to Purchaser’s approval, in its reasonable discretion; provided, however, that it shall not be reasonable for Purchaser to condition such approval on Lender’s willingness to make, nor shall Purchaser request any, material modifications to the terms and conditions of the Loan Documents and/or the Loans, other than the approval of the transfer to Purchaser of the Interests and the entering into the New Leases, the New Management Agreements, the Florida Lease and the Florida Management Agreement, all as contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, (a) Purchaser shall not be required to pay or otherwise responsible for, and Sellers shall not authorize or incur, any Loan Assumption Costs in excess of One Hundred Thousand Dollars ($100,000.00), in the aggregate for all Loans, prior to the satisfaction of the IPO Contingency, unless authorized and agreed to in writing by Purchaser; and (b) subject to subsection (a) above, Purchaser shall pay when due all properly incurred Loan Assumption Costs, and its obligation to so pay such costs shall survive Closing or the termination of this Agreement indefinitely, regardless of whether or not the Closing occurs or the Loans are actually assumed by Purchaser. Notwithstanding the foregoing to the contrary, each Seller may, and may cause the applicable Acquired Company to, commence the Loan assumption processes described in this Section 8.2 prior to the expiration of the Due Diligence Period; provided, however, that any Loan Assumption Costs incurred prior to the expiration of the Due Diligence Period and not authorized and agreed to in writing Purchaser shall be paid by Sellers, and (i) if Purchaser terminates this Agreement pursuant to a Termination Notice delivered in accordance with Section 2.2, then Purchaser shall have no obligation to reimburse Sellers for such Loan Assumption Costs, or (ii) if Purchaser does not deliver a Termination Notice in accordance with Section 2.2 prior to the expiration of the Due Diligence Period, then, subject to the $100,000 limit set forth above, Purchaser shall reimburse Sellers for such Loan Assumption Costs within five (5) Business Days after the expiration of the Due Diligence Period.
          8.3 General Operation. Except as otherwise contemplated or permitted by this Agreement or approved by Purchaser in writing, from the Effective Date to the Closing Date, each Seller will, and will cause each Acquired Company, Tenant and Manager to, (i) operate, maintain, repair, license, and lease the Properties and conduct and operate the Business in accordance with applicable Law and in the Ordinary Course and consistent with such Person’s past practices, including, without limitation, past practices regarding payment of trade payables or other liabilities, (ii) perform in all material respects all of licensors’ or landlords’ obligations under the Occupancy Agreements (other than Occupancy Agreements that are in the process of being terminated due to an Occupant’s default thereunder), not grant any concessions or reductions in rent or purchase price or otherwise modify any Occupancy Agreement or waive compliance with any provision thereof, except in the Ordinary Course, (iii) not dispose of or encumber all or any portion of any Property or the Business, except for dispositions or replacement of immaterial amounts of personal property in the Ordinary Course, (iv) not grant any raises to or terminate employment of any employees except in the Ordinary Course, and (v) preserve such Person’s business organization intact. Without limiting the foregoing, each Seller shall, and shall cause each Acquired Company, Tenant and Manager to, in the Ordinary Course, file all renewal applications for the applicable Permits on a timely basis, enforce the Occupancy Agreements in all material respects and pay all costs and expenses of each Property and the Business which are the applicable Person’s responsibility to pay. Additionally, each Seller agrees that it will, and will cause each Acquired Company to, use its commercially reasonable efforts to prevent any Material Adverse Change.
          8.4 Maintenance Contracts. Subject to the requirements and obligations set forth in Section 8.8, between the Effective Date and the Closing Date, each Seller shall, and shall cause each Acquired Company to, maintain the applicable Property in substantially the same manner as prior hereto pursuant to each Seller’s, Acquired Company’s Ordinary Course, subject to reasonable wear and tear and further subject to the occurrence of any damage or destruction to the Real Property by casualty or other causes or events beyond the control of such Person.
          8.5 Audits of the Properties and Operations. From the Effective Date to the Closing Date, each Seller shall, and shall cause each Acquired Company to, cooperate fully and in good faith, at no out-of-pocket cost to any such Person, with Purchaser’s audits of all financial information and operations relating to the Properties and the Business as necessary to comply with applicable underwriting policies and securities law and corporate governance policies applicable to the REIT and its Affiliates.
          8.6 Census and Financial Information. Commencing on execution of this Agreement, each Seller shall, and shall cause each Acquired Company to, deliver to Purchaser (i) on a weekly basis, a copy of the standard weekly census information regarding the Occupants of each Property, and (ii) on a monthly basis, a copy of the standard monthly income statement that is prepared by the Tenants and the Florida Property Owner for each Property, in each case promptly after they are available.
          8.7 Extraordinary Actions. Sellers will not, and will cause each Acquired Company to not: (i) issue, sell, transfer, pledge, dispose of, encumber or permit any Lien on any membership interests, partnership interests or any other securities, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any membership interests, partnership interests or any other securities of any Acquired Company, (ii) purchase or redeem any membership interests, partnership interests or other securities of any Acquired Company, (iii) sell or transfer any of such Person’s assets other than in the Ordinary Course, (iv) enter into any contract, agreement or obligation that is not terminable without payment of a fee or penalty at or prior to Closing other than in the Ordinary Course, (v) incur any material obligations or liabilities or enter into any material transaction other than in the Ordinary Course, (vi) amend any Acquired Company’s governing documents, or (vii) increase the rate of compensation of any of the Employees or enter into any new employment agreement or amend any existing employment agreement with such Employees other than in the Ordinary Course.

          8.8 Capital Improvements. Sellers shall, or shall cause the applicable Acquired Company to, complete or diligently pursue, in a first-class manner, the capital improvement, life safety and/or licensure related projects and items set forth on Schedule 8.8 (the “Required Capital Improvements”) prior to the Closing Date. If Sellers, or the applicable Acquired Company, do not complete the Required Capital Improvements on or prior to the Closing Date to Purchaser’s reasonable satisfaction in accordance with the previous sentence, Purchaser’s sole remedy shall be a decrease in the Purchase Price in an amount equal to Purchaser’s reasonable estimate of the remaining cost to complete the Required Capital Improvements, based upon the budgeted cost thereof as set forth on Schedule 8.8, and such amount shall be settled in accordance with the apportionments set forth in Section 9.1. In no event shall the failure of Sellers to complete a Required Capital Improvement be deemed a Closing Contingency under Section 4 or otherwise entitle Purchaser to any remedies other than the Purchase Price adjustment set forth in the previous sentence.
          8.9 Employment Matters. If required, each Florida Employer, as applicable, will comply with the notice and other requirements under the Worker Adjustment Retraining and Notification Act (“WARN Act”), the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or any similar state or local legislation with respect to such employee matters, and such obligation shall survive the Closing, notwithstanding anything to the contrary in the WARN Act. Because neither Purchaser nor any Acquired Company at any time will be or be deemed to be the employer of employees at any Property, it is expressly understood and agreed that neither Purchaser nor any Acquired Company shall be responsible or liable, directly or indirectly, for payment of any benefits, severance liability, compensation, pay or other obligations, of whatever nature, due or alleged to be due to any employee at any Property including employees of any Florida Employer attributable to any time period up to, upon and after the Closing Date.
          8.10 Use of Names. From and after the Closing, Purchaser and its Affiliates shall not, without the prior written consent of the applicable Person, use in their respective trades or businesses the names “Walton Street,” “WSL,” “Senior Lifestyle,” “SLC” or any abbreviations or variations thereof. No later than five (5) Business Days after the Closing, Purchaser shall cause the names of any of the Acquired Companies which include any of the foregoing to be amended to remove any such names.
          8.11 Florida Related Matters. At or prior to Closing, unless the Florida Subsidiary is to become the Florida Tenant, Sellers shall, or shall cause the applicable Acquired Companies, Tenant or Manager to: (i) duly form and qualify to conduct business in the State of Florida an Affiliate of Manager (the “Florida Tenant”) to act as tenant of the Florida Property; and (ii) sell, transfer, assign and/or contribute the ownership interests of the Florida Subsidiary to the Florida Tenant or another Affiliate of Manager on terms that are acceptable to Purchaser such that all employees that are or will be employed at the Florida Property shall be employed by an entity owned by the Florida Tenant or another Affiliate of Manager and not the Florida Property Owner or any other Acquired Company.
          8.12 Cooperation with Regulatory Approval. Sellers shall deliver to Purchaser at or prior to the Closing all such documents, information and assistance as Purchaser may reasonably request to obtain Government Approvals related to the change of ownership of each Property contemplated by this Agreement. Sellers, the Acquired Companies and Purchaser shall cooperate, and, as applicable, shall cause the Tenants, the Florida Tenant and the Manager to cooperate, in timely filing any notice of change of ownership or the certificate of need as applicable and to obtain all Government Approvals of each Property contemplated hereby with the relevant Governmental Authorities, and to facilitate the satisfaction of the Licensing Contingency.
          8.13 Delivery and Use of Annual Financial Statements. Sellers have previously delivered to Purchaser the Annual Financial Statements needed under Section 5.7(b). At Purchaser’s request, at any time before or after the Closing, Sellers shall provide to Purchaser’s and/or the REIT’s designated independent auditor access to the books and records of Sellers, the Acquired Companies and/or any Property, the working papers of the independent auditors of any of the foregoing Persons and all related information regarding the period for which the REIT is required to have any of the foregoing audited to enable the REIT to comply with any financial reporting requirements applicable to the REIT, and Sellers shall provide to such auditor a representation letter regarding such books and records in a customary form and otherwise reasonably acceptable to Sellers; provided, however, that (i) such Seller reserves the right, in good faith, to challenge, and require Purchaser to use commercially reasonable efforts to challenge, any assertion by the SEC, any other applicable regulatory authority, or Purchaser’s independent auditor that applicable Law or regulations require the provision of such financial information, (ii) Purchaser shall not, without such Seller’s consent (which consent shall not be unreasonably withheld, delayed or conditioned), acquiesce to any such challenged assertion until Purchaser has exhausted all reasonable available avenues of administrative review, and (iii) Purchaser shall consult with such Seller in pursuing any such challenge and will allow Seller to participate therein if and to the extent that such Seller so elects.
          8.14 Exclusivity. From and after the date hereof, no Seller or Acquired Company or any of their respective Representatives or anyone acting on behalf of any of them shall enter into any written agreement with any other Person relating to the sale of the Assets or the Interests (other than Purchaser and its Representatives) unless this Agreement is terminated pursuant to and in accordance with the provisions of this Agreement.
          8.15 IPO Matters. From and after the date hereof, Purchaser shall, at Purchaser’s sole cost and expense, promptly deliver notice to Sellers of the filing of the registration statement filed in connection with the IPO and all amendments thereto.
          8.16 Tax Change Notices. From and after the date hereof, Seller shall deliver to Purchaser copies of any material property tax assessments or notices.
          8.17 Commercially Reasonable Efforts. Sellers and Purchaser shall each use commercially reasonable efforts to satisfy their respective conditions to closing set forth in this Agreement.
     SECTION 9. APPORTIONMENTS; CLOSING COSTS.
          9.1 Apportionments.
               (a) All real estate taxes (excluding special assessments attributable to the period prior to the Closing which shall be Sellers’ responsibility), utility, security deposits under the Occupancy Agreements, and any other deposits in connection with Property operations (other than security amounts described in the Assumption Documents or otherwise contemplated by the Loan Documents), and items of income and expense with respect to each Property shall be prorated between Sellers and Purchaser based upon amounts due and payable, on an accrual basis, in the calendar year or calendar month, as applicable, in which the Closing Date occurs except as set forth below. All prorations of real estate taxes shall be based upon the most recent available full year’s tax bills, and, if applicable, subject to re-proration when the actual tax bill for the applicable fiscal tax year in which the Closing occurs is received. Sellers shall receive a credit for any reserves held by Lender pursuant to the Loan Documents, for any and all prepaid interest related to the Loans and applicable to any period from and after the Closing Date, and if Seller’s interest rate cap is assumed by Purchaser, all prepaid amounts related thereto (and if such cap is not assumed by Purchaser, Sellers shall be entitled to any proceeds or other benefits derived from such interest rate caps). All items of revenue, cost and expense of each Property with respect to the period prior to the Closing Date shall be for the account of each Seller. All items of revenue, cost and expense of each Property with respect to the period from and after the Closing Date shall be for the account of Purchaser. Prorations of revenue shall be based upon amounts actually collected, and any amounts collected after Closing shall be prorated between the parties, applied to the oldest receivables first. The adjustments hereunder shall be calculated or paid in an amount based upon a fair and reasonable estimated accounting performed and agreed to by Representatives of Sellers and Purchaser at the Closing. Subsequent final adjustments and payments shall be made in cash or other immediately available funds as soon as practicable after the Closing Date, and in any event within ninety (90) days after the Closing Date (provided that such ninety day period shall be extended up to an additional thirty (30) days after the necessary information becomes available for the parties to calculate any necessary adjustments relating to payments of real estate taxes or special assessments), based upon an accounting performed by Manager and acceptable to Sellers and Purchaser. In the event the parties have not agreed with respect to the adjustments required to be made pursuant to this Section 9.1 within such ninety (90) day period, upon application by any such party, a certified public accountant reasonably acceptable to the parties to such dispute shall determine any such adjustments which have not theretofore been agreed to between such parties. The charges of such accountant shall be borne equally by the parties to such disputed adjustment. All adjustments to be made as a result of the final results of the adjustments shall be paid to the party entitled to such adjustment within thirty (30) days after the final determination thereof.
               (b) The entrance fees charged to residents of the Virginia Property and the Florida Property shall not be prorated and all obligations to refund entrance fees to residents of those projects shall be assumed by Purchaser to the extent that such refunds are not yet due and payable as of the Closing Date. Sellers shall remain responsible for the refund of all entrance fees for the Virginia Property and the Florida Property that are due and payable prior to the Closing Date. A schedule of the current status of the entrance fees paid to Sellers for the Virginia Property and the Florida Property is attached hereto as Schedule 9.1(b).
               (c) Purchaser will assume no obligations under the Existing Leases, except with respect to the Existing Leases for the New York Properties known as Walden Place and Sage Harbor, and there shall be no proration of any items of revenue, cost or expense arising in connection with the Existing Leases (except with respect to the Existing Leases for the New York Properties known as Walden Place and Sage Harbor, which shall be prorated), including, without limitation, any and all revenues, costs and expenses related to the Tenants. All items of revenue, cost or expense arising in connection with the Properties, including revenues related to the Occupancy Agreements, shall be prorated between Sellers and Purchaser, in accordance with Section 9.1(a) above, as if the Existing Leases, except for the Existing Leases for the New York Properties known as Walden Place and Sage Harbor, did not exist.
               (d) There shall be no apportionment or proration of any insurance premiums or costs or expenses related to the employment of any Persons at the Properties.
               (e) The provisions of this Section 9.1 shall survive the Closing.
          9.2 Closing Costs.
               (a) Purchaser shall be responsible for (i) the cost of any title policy including any required extended coverage or endorsements and any title examination and search fees, (ii) any Survey fees and expenses, (iii) any and all Transfer Taxes, (iv) Purchaser’s due diligence expenses, subject to Section 10.3, and (v) the Loan Assumption Costs.
               (b) Each party shall pay the fees and costs of its attorneys and any other professional consultants retained by it. All other closing costs will be split as customary in similar transactions of this type.
               (c) The obligations of the parties under this Section 9.2 shall survive the Closing.
     SECTION 10. TERMINATION; REMEDIES FOR PRE-CLOSING DEFAULTS.
          10.1 Termination. Anything to the contrary herein notwithstanding, this Agreement may be terminated and the transactions contemplated hereby may be abandoned:
               (a) By either Party if the IPO Contingency has not occurred on or before July 31, 2010;
               (b) By either Party if (i) the Loan Assumption Contingency and the Licensing Contingency have not occurred on or before August 31, 2010, and (ii) Purchaser has not exercised the First Extension Option;
               (c) By either Party if (i) the Loan Assumption Contingency and the Licensing Contingency have not occurred on or before September 30, 2010, and (ii) Purchaser has not exercised the Second Extension Option;
               (d) By Sellers if the Tenants, the Manager and Purchaser shall not have agreed to the form of the New Leases, the New Management Agreements, the Florida Lease and the Florida Management Agreement prior to the expiration of the Due Diligence Period; and

               (e) By the mutual written consent of Purchaser and Sellers’ Representative.
          10.2 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, then unless the terms of this Agreement, including Sections 10.3 and 10.4 below, specifically provide otherwise, no Person shall have any further obligations or liabilities hereunder, except for those obligations or liabilities which expressly survive the termination of this Agreement, and, provided Purchaser has not exercised the Second Extension Option, Purchaser shall be entitled to request a return of the Deposit, less, if Purchaser has exercised the First Extension Option, the First Extension Payment, from the Title Company and Sellers shall have no claim to or interest in such portion of the Deposit.
          10.3 Purchaser’s Remedies for Pre-Closing Default. If any Seller shall have made any representation or warranty in Section 6.1 which shall be untrue in any material respect when made or updated as herein provided, subject to Section 4.1 and any Change Notice, or if any Seller shall fail to perform when it is obligated to so any of the material covenants and agreements contained herein and such condition or failure continues for a period of ten (10) Business Days after written notice thereof from Purchaser to Sellers, then Purchaser’s sole remedy shall be either:
               (a) to terminate this Agreement and this Agreement shall be of no further force and effect, except with respect to provisions hereof which by their express terms survive a termination of this Agreement, in which event (1) the Title Company shall promptly return to Purchaser any portion of the Deposit then held by the Title Company, and if such condition or failure is a result of the intentional and willful bad faith acts of Sellers or any of their respective Affiliates or Representatives, which, for purposes of this subsection (1) and subsection (3) hereof, shall be deemed to include any failure of any of the following to be released from escrow in accordance with the provisions of Section 8.2(i) due to the acts of Sellers, Tenants, Florida Tenant, Manager or any of their respective Affiliates or Representatives: any of the New Leases, the Florida Lease, the New Management Agreements or the Florida Management Agreement, all in the forms agreed to by Tenants and Purchaser during the Due Diligence Period (subject only to modifications requested by Lender or any applicable State healthcare agency and agreed to by Tenants and Purchaser), Sellers shall return the First Extension Payment and the Second Extension Payment to Purchaser, if applicable; (2) if such condition or failure is a result of the intentional acts of Sellers or any of their respective Affiliates or Representatives, Sellers shall reimburse to Purchaser an amount equal to the Due Diligence Payment; and (3) if such condition or failure is as a result of the intentional and willful bad faith acts or omissions of any Seller, any Acquired Company, any of their respective Affiliates or any of their respective Representatives, Sellers shall pay to Purchaser the sum of One Million Five Hundred Thousand Dollars ($1,500,000.00);
               (b) to consummate the transactions contemplated hereby, notwithstanding such default, without any abatement or reduction in the Purchase Price on account thereof; or
               (c) to compel specific performance of this Agreement, or if the remedy of specific performance is unavailable to Purchaser as a result of Sellers’ intentional transfer of the Properties (excluding the transfer of a portion of the Properties due to a condemnation, or the transfer of immaterial amounts of personal property in the Ordinary Course) or the Interests to a Person other than Purchaser, other than as a result of a foreclosure, deed-in-lieu thereof, or similar lender remedy, or as a result of any failure of any of the following to be released from escrow in accordance with the provisions of Section 8.2(i) due to the acts of Sellers, Tenants, Florida Tenant, Manager or any of their respective Affiliates or Representatives: any of the New Leases, the Florida Lease, the New Management Agreements or the Florida Management Agreement, all in the forms agreed to by Tenants and Purchaser during the Due Diligence Period (subject only to modifications requested by Lender or any applicable State healthcare agency and agreed to by Tenants and Purchaser), Sellers shall pay to Purchaser the sum of Five Million Dollars ($5,000,000.00), plus an amount equal to the Deposit, to the extent not otherwise returned to Purchaser.
PURCHASER AND SELLERS AGREE THAT IT WOULD BE EXTREMELY DIFFICULT AND IMPRACTICABLE, IF NOT IMPOSSIBLE, TO ASCERTAIN WITH ANY DEGREE OF CERTAINTY THE AMOUNT OF DAMAGES WHICH WOULD BE SUFFERED BY PURCHASER IF THIS AGREEMENT IS TERMINATED AS SET FORTH IN THIS SECTION 10.3 AND PURCHASER AND SELLERS AGREE THAT THE ABOVE DESCRIBED AMOUNTS CONSTITUTE A FAIR AND REASONABLE AMOUNT TO BE RECEIVED BY PURCHASER AS AGREED AND LIQUIDATED DAMAGES FOR TERMINATION OF THIS AGREEMENT AS SET FORTH IN THIS SECTION 10.3, AS WELL AS A FAIR, REASONABLE AND CUSTOMARY AMOUNT TO BE PAID AS LIQUIDATED DAMAGES TO A PURCHASER IN AN ARM’S LENGTH TRANSACTION OF THE TYPE CONTEMPLATED BY THIS AGREEMENT UPON A DEFAULT BY SELLER THEREUNDER; AND RECEIPT BY PURCHASER OF SUCH AMOUNTS UPON SELLERS’ DEFAULT HEREUNDER SHALL NOT CONSTITUTE A PENALTY OR A FORFEITURE.
          10.4 Sellers’ Remedy for Pre-Closing Default. If Purchaser shall have made any representation or warranty in Section 7 which shall be untrue in any material respect when made or updated as herein provided, or if Purchaser shall fail to perform when it is obligated to do so any of the material covenants and agreements contained herein and such condition or failure continues for a period of ten (10) Business Days after written notice thereof from Sellers’ Representative, then Sellers’ sole remedy shall be either:
               (a) to terminate this Agreement and this Agreement shall be of no further force and effect, except with respect to provisions hereof which by their express terms survive a termination of this Agreement in which event the Title Company shall promptly disburse to Sellers the Deposit; or
               (b) to consummate the transactions contemplated hereby, notwithstanding such default, without any abatement or reduction in the Purchase Price on account thereof.
PURCHASER AND SELLERS AGREE THAT IT WOULD BE EXTREMELY DIFFICULT AND IMPRACTICABLE, IF NOT IMPOSSIBLE, TO ASCERTAIN WITH ANY DEGREE OF CERTAINTY THE AMOUNT OF DAMAGES WHICH WOULD BE SUFFERED BY

SELLERS IF THIS AGREEMENT IS TERMINATED AS SET FORTH IN THIS SECTION 10.4 AND PURCHASER AND SELLERS AGREE THAT THE DEPOSIT CONSTITUTES A FAIR AND REASONABLE AMOUNT TO BE RECEIVED BY SELLERS AS AGREED AND LIQUIDATED DAMAGES FOR TERMINATION OF THIS AGREEMENT AS SET FORTH IN THIS SECTION 10.4, AS WELL AS A FAIR, REASONABLE AND CUSTOMARY AMOUNT TO BE PAID AS LIQUIDATED DAMAGES TO A SELLER IN AN ARM’S LENGTH TRANSACTION OF THE TYPE CONTEMPLATED BY THIS AGREEMENT UPON A DEFAULT BY PURCHASER THEREUNDER; AND RECEIPT BY SELLERS OF THE DEPOSIT UPON PURCHASER’S DEFAULT HEREUNDER SHALL NOT CONSTITUTE A PENALTY OR A FORFEITURE.
          10.5 Limitations on Liability.
               (a) In General. The parties hereto confirm and agree that in each instance herein where a party or its Affiliates is entitled to payment or reimbursement for damages, costs or expenses pursuant to the terms and conditions of this Agreement, any payment or reimbursement made to such party shall be conclusively deemed to be for the account of both such party and its Affiliates, it being acknowledged and agreed that a payment or reimbursement made to such party for damages, costs or expenses shall be sufficient to satisfy all claims for payment or reimbursement of such party and its Affiliates. The parties further confirm and agree that no party hereto (a “Non-Performing Party”) will be deemed to be in default hereunder or be liable for any breach of its representations and warranties under this Agreement if its failure to perform an obligation hereunder is based solely on the non-performance of another party to this Agreement (which other party is not an Affiliate of the Non-Performing Party) or where all conditions precedent to the obligation of such Non-Performing Party to consummate the Closing under Sections 4 or 5, as applicable, have not been fulfilled.
               (b) Maximum Liability Amount. Notwithstanding anything to the contrary contained in this Agreement, if the Closing of the transactions hereunder shall have occurred: (i) Sellers shall have no liability (and Purchaser shall make no claim against Sellers) for a breach of any representation or warranty or any other obligation of Sellers or for indemnification under this Agreement or any document executed by Sellers in connection with this Agreement which relates in any manner to the transaction involving (1) the acquisition of the WSL Interests or to any of the WSL Properties or WSL Companies (the “WSL Transaction”), unless and only to the extent the valid claims for all such breaches and indemnifications collectively aggregate to more than One Hundred Thousand Dollars ($100,000.00) (the “WSL Minimum”) or (2) the acquisition of the Florida Interests or to any of the Florida Property, Florida Companies or Florida Employers (the “Florida Transaction”), unless and only to the extent the valid claims for all such breaches and indemnifications collectively aggregate to more than Fifty Thousand Dollars ($50,000.00) (the “Florida Minimum”), (ii) (1) the liability of the WSL Seller under this Agreement and such other documents delivered in connection with the WSL Transaction shall in no event exceed (except as provided below), in the aggregate, an amount equal to One Million Five Hundred Thousand Dollars ($1,500,000.00) (the “WSL Maximum”), and (2) the liability of Florida Sellers under this Agreement and such other documents delivered in connection with the Florida Transaction shall in no event exceed (except as provided below), in the aggregate, an amount equal to Five Hundred Thousand Dollars ($500,000.00) (together with the WSL Maximum, as applicable, the “Maximum Liability

Amount”); and (iii) in no event shall Sellers be liable for any consequential or punitive damages; provided, however, that the WSL Minimum and the Florida Minimum shall not apply with respect to any Adverse Consequences resulting from or relating to any breach of the Special Representations or arising under Section 11.2(a)(iii), and none of such Adverse Consequences shall count towards satisfaction of the Maximum Liability Amount nor shall they be limited by the Maximum Liability Amount.
               (c) Constituent Liability. Except as otherwise provided in Section 10.5(d), no constituent member or partner in or agent of Purchaser, Sellers, nor any advisor, trustee, director, officer, employee, beneficiary, shareholder, member, partner, participant, representative or agent of any partnership, limited liability company, corporation, trust or other entity that has or acquires a direct or indirect interest in Purchaser or Sellers, shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Purchaser, Sellers and their respective successors and assigns and, without limitation, all other persons and entities, shall look solely to Purchaser’s and Sellers’ assets for the payment of any claim or for any performance, and Purchaser and Sellers, on behalf of themselves and their respective successors and assigns, hereby waive any and all such personal liability. Notwithstanding anything to the contrary contained in this Agreement, neither the negative capital account of any constituent member or partner in Purchaser or Sellers (or in any other constituent member or partner thereof), nor any obligation of any constituent member or partner in Purchaser or Sellers (or in any other constituent member or partner thereof) to restore a negative capital account or to contribute capital to Purchaser or Sellers (or to any other constituent member or partner thereof), shall at any time be deemed to be the property or an asset of Purchaser or Sellers or any such other constituent member or partner (and neither Purchaser, Seller nor any of their respective successors or assigns shall have any right to collect, enforce or proceed against or with respect to any such negative capital account or a member’s or partner’s obligation to restore or contribute). Notwithstanding the foregoing to the contrary, the provisions of this Section 10.5(c) shall have no impact on, and shall be superseded by, any agreement, whether entered into prior to or after the Effective Date, related to the allocation of assets and/or liabilities between Sellers, Guarantors, their respective successors and assigns, or any constituent member, partner or subsidiary thereof.
               (d) Guaranty of Sellers’ Obligations. As a material inducement for Purchaser to enter into this Agreement and provided that the Closing of the transactions hereunder shall have occurred, Walton Street Real Estate Fund IV, L.P., a Delaware limited partnership (“Walton Guarantor”), and Senior Lifestyle Corporation, an Illinois corporation (“SLC Guarantor,” and together with Walton Guarantor, “Guarantors”), each of whom hereby confirms that it has a material, economic interest in Sellers, agree to and do hereby absolutely and unconditionally guaranty such obligations of Sellers under this Agreement, which expressly survive the Closing of the transactions hereunder, subject to the WSL Minimum and Florida Minimum, as applicable (the “Minimum”), and the Maximum Liability Amount, and the other limitations set forth in this Section 10.5, the limitations on the survival of Sellers’ representations and other limitations set forth in Section 11, and all other limitations on the obligations of Sellers set forth in this Agreement. The liabilities of Guarantors shall be several, and not joint, with Walton Guarantor liable for 63% of all obligations of WSL Seller, and 34.93% of all obligations of Florida Sellers, and SLC Guarantor liable for 37% of all obligations of WSL Seller, and 65.07% of all obligations of Florida Sellers.
The terms of this Section 10.5 and the obligations of the Guarantors hereunder are a continuing and irrevocable obligation of the Guarantors and shall, subject to the Survival Period, the Minimum and the Maximum Liability Amount, in each case to the extent applicable, remain in full force until payment, performance and/or observation in full of the obligations hereunder. The Guarantors’ liability under this Section 10.5 is absolute and unconditional and shall not be affected, released, terminated, discharged or impaired, in whole or in part, by any or all of the following: (i) any lack of genuineness, regularity, validity, legality or enforceability, or the voidability of, this Agreement; (ii) the failure of Guarantors or any party(ies) to whom such guaranty is given (each, a “Guaranteed Party”) to exercise or to exhaust any right or remedy or take any action against any Seller or other Person or any collateral or other security available to it; (iii) any amendment or modification of the terms of this Agreement; (iv) any failure or delay of Guarantors or any Guaranteed Party to exercise, or any lack of diligence in exercising, any right or remedy with respect to any guaranty hereunder; (v) any dealings or transactions between any Guaranteed Party and Guarantors or any of their affiliates relating to the guaranty hereunder; (vi) any exchange, surrender or release, in whole or in part, of any security which may be held by Guarantors or a Guaranteed Party at any time in respect of this Agreement; (vii) any guaranty now or hereafter executed by Guarantors or their respective affiliates or the release of Guarantors or their respective affiliates thereunder or the failure of any other party to assume liability for the payment in connection with any guaranty hereunder, whether by operation of law or otherwise; (viii) Guaranteed Parties’ or Guarantors’ consent to any assignment or successive assignments of any guaranty or the obligations under this Section 10.5; (ix) the failure to give Guarantors notice of any breach; and/or (x) any other circumstance which might constitute a legal or equitable discharge or defense available to Guarantors, whether similar or dissimilar to the foregoing, other than the defense of payment and performance. Guarantors expressly waive the following: (A) notice of acceptance of this Agreement; (B) any requirement of promptness, diligence, presentment, protest, notice of dishonor, notice of demand and notice of acceptance; (C) the right to trial by jury in any action or proceeding of any kind arising on, under, out of, or by reason of or relating, in any way, to its obligations under Section 10.5 or the interpretation, breach or enforcement of such obligations; and (D) all rights of subrogation and any other claims that it may now or hereafter acquire against Sellers that arise from the existence, payment, performance or enforcement of the Sellers’ obligations under this Section 10.5 until such time as the Guarantors’ obligations under this Section 10.5 are performed and paid in full. Notwithstanding anything to the contrary contained herein, but subject to the Survival Period, the Minimum and the Maximum Liability Amount, in each case to the extent applicable, the Guarantors’ obligations under this Section 10.5 shall extend to all amounts and performance of all of its obligations under this Section 10.5 notwithstanding the fact that this Agreement or this guaranty becomes unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding.
               (e) Notwithstanding anything in this Agreement to the contrary, (i) in no event shall Holdings, nor any constituent member or partner in or agent of Holdings, nor any advisor, trustee, director, officer, employee, beneficiary, shareholder, member, partner, participant, representative or agent of any partnership, limited liability company, corporation, trust or other entity that has or acquires a direct or indirect interest in Holdings, other than

Walton Guarantor pursuant to Section 10.5(d) above, have any liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, including, without limitation, related to or arising from any fraud perpetrated by Sellers or any other party in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, and (ii) except for the delivery of the documents to be delivered by Holdings pursuant to Sections 3.4(a), (l), (n), (r) and (w), Holdings shall have no obligations or liabilities under this Agreement and any agreement made or entered into pursuant to the provisions of this Agreement.
               (f) The terms of this Section 10 shall survive the Closing.
     SECTION 11. INDEMNIFICATION AND RELATED MATTERS.
          11.1 Survival of Representations and Warranties. The representations and warranties contained in Sections 6.1, 6.5 and 7 of this Agreement shall survive the Closing and shall continue in effect for a period of twelve (12) months from the Closing Date (the “Survival Period”), at which time they shall expire, except that:
               (a) the representations and warranties in Sections 6.1(a), (b) and (c), 7.1, 7.2 and 7.3 shall survive indefinitely; and
               (b) the representations and warranties in Section 6.1(e) (after giving effect to any waiver, extension, tolling or mitigation thereof) with respect to the underlying issue (or, in the case or a representation or warranty in Section 6.1(e) that relates to an obligation of any Acquired Company for Taxes of another Person under any Contract, the expiration of such Acquired Company’s obligation under such Contract), at which time they shall expire (the foregoing representations in (a) and (b) above collectively, the “Special Representations”).
     No claim for a breach of a representation or warranty may be made after termination of the survival periods set forth in this Section 11.1. Unless either Purchaser, on the one hand, or Sellers, on the other hand, can prove fraud on the part of the other party, an action for damages under this Section 11 or an action for injunctive relief or other equitable remedies under Section 11.5(c) shall constitute the sole and exclusive remedy of the parties with respect to the subject matters addressed in this Section 11, and each party hereby irrevocably waives and releases the other parties from any and all claims and other causes of action, including claims for contribution, relating to that subject matter. Notwithstanding anything in this Agreement to the contrary, Sellers shall have no liability, and Purchaser shall make no claim against Sellers, for (and Purchaser shall be deemed to have waived any failure of a condition hereunder by reason of) a failure of any condition or a breach of any representation or warranty, covenant or other obligation of Sellers under this Agreement or any document executed by Sellers in connection with this Agreement (including for this purpose any matter that would have constituted a breach of Sellers’ representations and warranties had they been made on the Closing Date) (a) if the failure or breach in question constitutes or results from a condition, state of facts or other matter that was known to Purchaser prior to the end of the Due Diligence Period, or (b) if the failure or breach in question constitutes or results from a condition, state of facts or other matter that was known to Purchaser prior to Closing and Purchaser proceeds with the Closing without having given Sellers notice of same prior to the Closing. The making of a claim for indemnification under this Section 11 (a “Claim”) shall toll the running of the limitation period with respect to the Claim.
          11.2 Indemnification by Sellers.
               (a) Obligation to Indemnify. From and after the Closing Date, but subject to Sections 10.5(b), 10.5(e) and 11.1, Sellers covenant and agree to jointly and severally indemnify Purchaser, the TRSs and their respective directors, managers, officers, stockholders, members, employees, agents, representatives, Affiliates, successors and assigns (collectively, the “Purchaser Parties”) against, and hold each of them harmless from, and pay on behalf of or reimburse any such Purchaser Party in respect of, the entirety of any:
                    (i) Adverse Consequences, if and to the extent resulting from or arising out of any inaccuracy in or breach of, or, with respect to a third-party claim, any alleged breach or inaccuracy of, any representation or warranty of any of Seller in this Agreement, in any of the other agreements contemplated hereby or any certificates delivered by any Seller with respect hereto and thereto;
                    (ii) Adverse Consequences, if and to the extent resulting from or arising out of any breach or nonperformance of any covenant or obligation made or incurred by any Seller in this Agreement (including, without duplication, any obligation to pay or indemnify for Taxes and other amounts included in Section 12) any of the other agreements contemplated hereby or any certificates delivered by any Seller with respect hereto or thereto; and
                    (iii) Adverse Consequences resulting from or arising out of any of the Excluded Liabilities (but without duplication for any obligation to pay or indemnify for Taxes and other amounts included in Section 12).
          11.3 Indemnification by Purchaser.
               (a) Obligation to Indemnify. From and after the Closing Date, Purchaser (and solely with respect to Section 11.3(a)(iii), the REIT and Advisors, jointly and severally with Purchaser), covenant and agree to indemnify Sellers and each of their agents, representatives, Affiliates, successors and permitted assigns (collectively, the “Seller Parties”) against, and hold each of them harmless from, and pay on behalf of or reimburse any such Seller Party in respect of, the entirety of any:
                    (i) Adverse Consequences, if and to the extent resulting from or arising out of any inaccuracy in or breach of, or, with respect to a third-party claim, any alleged breach or inaccuracy of, any representation or warranty of Purchaser in this Agreement, in any other agreements contemplated hereby or in any certificates delivered by Purchaser with respect hereto or thereto;
                    (ii) Adverse Consequences, if and to the extent resulting from or arising out of any breach or nonperformance of any covenant or obligation made or incurred by Purchaser in this Agreement, in any of the other agreements contemplated hereby or any certificates delivered by Purchaser with respect hereto or thereto; and
                    (iii) Adverse Consequences which arise out of or are directly related to the IPO, including any untrue statement or alleged untrue statement, or omission or alleged omission, of a material fact in any registration statement or prospectus filed with the SEC by Purchaser.
          11.4 General Limitations on Indemnification.
               (a) Other Recoveries. Any Adverse Consequence for which a party hereto seeks indemnification under this Section 11 or Section 12 (any such party, an “Indemnified Party”) shall take into account the proceeds actually received from any insurance policies by which or any third party from which such Indemnified Party is entitled to proceeds with respect to such Adverse Consequence (the “Insurance Recovery Amount”). Any indemnification payment made under this Section 11 or Section 12 shall initially be made without regard to this Section 11.4(a), and the Indemnified Party shall remit to the party indemnifying the Indemnified Party (the “Indemnifying Party”) the Insurance Recovery Amount when the Indemnified Party actually receives such amount. The Indemnified Party shall, and shall cause its Affiliates to, diligently pursue all available remedies and causes of action to recover the amount of its Claim as may be available under any insurance policy or from any third party; provided, that the Indemnified Party shall not be obligated to institute any lawsuit to recover any such amount. To the extent an Indemnifying Party indemnifies an Indemnified Party on any Claim referred to in this Section 11.4(a), the Indemnified Party shall assign to the Indemnifying Party, to the fullest extent allowable, its rights and causes of action with respect to such insurance, warranty coverage or third-party claim, or in the event assignment is not permissible, the Indemnifying Party shall be allowed to pursue such claim in the name of the Indemnified Party or its Affiliate, at the Indemnifying Party’s expense. The Indemnifying Party shall be entitled to retain for its own account such amount as necessary to recover the Indemnifying Party’s costs and expenses related to the pursuit and defense of such claim. The Indemnified Party shall provide the Indemnifying Party reasonable assistance in prosecuting such claim, at the expense of the Indemnifying Party, including making the Indemnified Party’s books and records relating to such claim available and making its and its Affiliates employees available for interviews, depositions, testimony and similar matters; provided, however, that such assistance shall not unreasonably interfere with the business of the Indemnified Parties or its Affiliates. If the Indemnified Party or its Affiliates recover from a third party any part of a Claim that had been paid by the Indemnifying Party pursuant to its indemnification obligations hereunder, the Indemnified Party shall promptly remit to the Indemnifying Party the amount of such recovery without regard to the time limitations imposed under this Section 11.
               (b) Delay. No Indemnified Party shall be entitled to recover any amounts on a Claim that are directly attributable to any delay in delivering notice of the Claim to the Indemnifying Party to the extent that the Indemnifying Party is materially prejudiced by such delay.

               (c) Mitigation. The Indemnified Party agrees that in the event of any breach or other event giving rise to an indemnity obligation of the Indemnifying Party, the Indemnified Party shall take and shall cause its Affiliates to take, or cooperate with the Indemnifying Party, if so requested by the Indemnifying Party, in order to take, all commercially reasonable measures (in the reasonable judgment of the Indemnified Party) to mitigate the consequences of the related breach or other event (including taking reasonable steps to prevent any contingent liability from becoming an actual liability); provided, that the measures or the lack of measures taken to mitigate such consequences shall not constitute a defense to the Indemnifying Party’s liability for such breach.
               (d) Waiver. Sellers hereby waive any right to (i) seek contribution or other payment from any of Acquired Company with respect to any Adverse Consequences for which Sellers are required to indemnify any Purchaser Party pursuant to this Section 11 or Section 12 or (ii) bring a claim against the current or former directors or officers of any Acquired Company or their Affiliates as a result of Adverse Consequences for which Sellers are required to indemnify any Purchaser Party pursuant to this Section 11 or Section 12.
          11.5 Third Party Claims.
               (a) If any Proceeding (including negotiations with any Governmental Authorities) is threatened or commenced by a third party in respect of which an Indemnified Party may make a Claim hereunder (each, an “Action”), the Indemnified Party shall notify the Indemnifying Party to that effect with reasonable promptness (so as to not prejudice the Indemnifying Party’s rights) after the commencement or threatened commencement of the Action, and the Indemnifying Party shall have the opportunity to appoint lead counsel to defend against the Action (or, if the Action involves to a significant extent matters beyond the scope of the indemnity agreement contained herein, those claims that are covered hereby) with reputable counsel reasonably acceptable to the Indemnified Party, subject to the limitations set forth below. If the Indemnifying Party elects to appoint lead counsel to defend against any Action (or, as described in the preceding parenthetical, one or more claims relating thereto), the Indemnifying Party shall notify the Indemnified Party to that effect with reasonable promptness. In that case, the Indemnified Party shall have the right to employ its own counsel and participate in the defense of the Action, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party. As a condition precedent to the Indemnifying Party’s right to assume control over the defense of an Action or any claim related thereto, it must furnish the Indemnified Party with reasonable evidence that the Indemnifying Party is and will be able to satisfy any such liability. The assumption of the defense of any Action by an Indemnifying Party shall not constitute an admission of responsibility to indemnify or in any manner impair or restrict the Indemnifying Party’s rights to later seek to be reimbursed its costs and expenses if indemnification under this Agreement with respect to the Action was not required. Notwithstanding anything herein to the contrary, the Indemnifying Party shall not have the right to assume control of the defense of any Action or any claim related thereto and shall pay the fees and expenses of counsel retained by the Indemnified Party, if the claim which the Indemnifying Party seeks to assume control (i) seeks non-monetary relief, (ii) involves criminal or quasi-criminal allegations, (iii) would set a precedent that could result in a Material Adverse Change to any Acquired Company, TRS or their respective Affiliates (iii) involves a claim which, upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend.
               (b) Any party granted the right to direct the defense of a threatened or actual Action hereunder shall (i) keep the other fully informed of material developments in the Action, (ii) promptly submit to the other copies of all pleadings, responsive pleadings, motions and other similar legal documents and papers received in connection with the Action, (iii) permit the other party and its counsel, to the extent practicable, to confer on the conduct of the defense of the Action, and (iv) to the extent practicable, permit the other and its counsel an opportunity to review all legal papers to be submitted prior to their submission. The parties shall make available to each other and each other’s counsel and accountants all of its books and records relating to the Action, and each party shall render to the other party such assistance as may be reasonably required in order to insure the proper and adequate defense of the Action.
               (c) If an Indemnifying Party assumes the defense of an Action, then the Indemnifying Party shall not settle or cease to defend such Action without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, except that no consent shall be required if (i) in the case of a settlement, the settlement involves only the payment of damages that are paid by the Indemnifying Party, (ii) pursuant to such settlement or cessation, no injunction or other equitable relief will be imposed against the Indemnified Party, and (iii) in the case of a settlement, such settlement expressly and unconditionally releases the Indemnified Party from all liabilities and obligations with respect to such claim, with prejudice.
               (d) If an Indemnifying Party does not assume the defense of an Action, any settlement of such Action by the Indemnified Party shall not be binding against the Indemnifying Party for purposes of the Indemnifying Party’s indemnification obligations under this Agreement unless the Indemnifying Party consents to such settlement (which consent shall not be unreasonably withheld or delayed). In the event that the Indemnified Party does not obtain the consent of the Indemnifying Party prior to entering into any such settlement, if the Indemnified Party proves its entitlement to indemnification under Section 11.5(a) with respect to such Action and the Indemnifying Party thereafter seeks to question the manner of the defense or the amount or nature of any settlement, the Indemnifying Party shall have the burden to prove that the Indemnified Party did not defend or settle the Action in a reasonably prudent manner.
               (e) To the extent this Section 11.5 is inconsistent with Section 12.6 as to any matter relating to any Tax Contest or Tax Claim, Section 12.6 shall govern.
          11.6 Materiality Qualifiers. For purposes of determining (i) whether a breach of any representation or warranty exists for purposes of this Section 11, and (ii) the amount of any Adverse Consequences arising from a breach of any representation or warranty for which an Indemnified Party is entitled to indemnification under this Section 11, the terms “material,” “Material Adverse Effect” “in all material respects” and words of similar import shall be disregarded and given no effect.
          11.7 Payments. Any indemnification pursuant to this Section 11 shall be effected by wire transfer of immediately available funds to an account designated by Sellers’

Representative or Purchaser, as the case may be, within three (3) Business Days after the determination thereof, whether pursuant to a final judgment, settlement or agreement among the parties.
          11.8 Survival. The terms of this Section 11 shall survive the Closing.
     SECTION 12. TAX MATTERS
          12.1 Tax Matters. Sellers on a joint and several basis shall pay and indemnify, without duplication, each Acquired Company, Purchaser and Purchaser Party for the following Taxes (and all related Adverse Consequences, including all out-of-pocket expenses incurred in defending an audit or other claim relating to such Taxes, but excluding any Transfer Taxes):
               (a) all such Taxes resulting from a breach of a representation or warranty contained in Section 6.1(e) or a breach of any provision of this Section 12;
               (b) with respect to such Taxes attributable to any Pre-Closing Tax Period: (i) all such Taxes of each Acquired Company; (ii) all such Taxes of any other Person that any Acquired Company is liable for as a result of transferee liability, successor liability, or a contractual obligation, in each case, that is attributable to, or arose as a result of actions or breaches, incurred in such Pre-Closing Tax Period; and (iii) all Taxes resulting from any Acquired Company being a member of, or leaving, during a Pre-Closing Tax Period, an affiliated group of corporations that files a consolidated, combined or unitary Tax Return for federal, state, local or foreign Tax purposes; and
               (c) with respect to such Taxes attributable to any Straddle Period: (i) the Taxes of each Acquired Company attributable to the portion of such Straddle Period that ends on the Closing Date, as determined under Section 12.3; and (ii) the Taxes of any other Person that any Acquired Company is liable for as a result of transferee liability, successor liability, or a contractual obligation, in each case, that is attributable to, or arose as a result of actions or breaches, incurred on or before the Closing Date, as determined under Section 12.3.
          12.2 Intentionally Omitted.
          12.3 Allocation of Taxes. For purposes of determining the amount of Taxes that relate to Pre-Closing Tax Periods and Straddle Periods for purposes of any obligation to indemnify for Taxes under Section 12.1 the parties agree to use the following conventions:
               (a) Taxes in the form of interest, penalties, additions to tax or other additional amounts that are actually incurred, accrued, assessed or similarly charged on or after the Closing Date but that relate to Taxes that accrued on or before the Closing Date shall be treated as occurring prior to the Closing Date;
               (b) Except for Transfer Taxes and any other Taxes for which Purchaser is responsible hereunder and for real estate taxes (apportioned pursuant to Section 9.1), for all Taxes that are payable with respect to any Straddle Period, the portion of such Tax that is attributable to the portion of the Straddle Period ending on the Closing Date shall be allocated between the portion of the period ending on the Closing Date and the portion of the period beginning after the Closing Date using the following conventions:
                    (i) in the case of such Taxes resulting from, or imposed on, net or gross income, Taxes resulting from, or imposed on, any sale, receipt, use, transfer or assignments of property or other asset, or Taxes resulting from, or imposed on, any payment or accrual of any amounts (including, without limitation, dividends, interest, or wages), the amount allocated to the portion of the period ending on the Closing Date shall be the amount of Tax that would be payable for such portion of the Straddle Period if such Person filed a separate Tax Return with respect to such Taxes or Taxes solely for the portion of the Straddle Period ending on the Closing Date using a “closing of the books” methodology for allocating items of such Tax Return; and
                    (ii) in the case of all other such Taxes, the amount allocated to the portion of the period ending on the Closing Date shall equal to the amount of Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.
     For purposes of clause (i), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the affects of graduated rates) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period.
          12.4 Cooperation. Each the parties hereto shall provide Purchaser and Sellers with such assistance as may reasonably be requested in connection with the preparation of any Tax Return or any audit or other Proceeding by any Governmental Authority relating to liabilities for Taxes. Such assistance shall, upon reasonable written notice, include making employees available on a mutually convenient basis during normal business hours to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant Tax Returns and supporting material. Sellers shall provide to Purchaser and each Acquired Company with any information that any Acquired Company reasonably requests to allow Purchaser or such Acquired Company to comply with any information reporting requirements under the Code or other applicable Law.
          12.5 Tax Returns.
               (a) Pre-Closing Tax Periods.
                    (i) Sellers shall cause the Acquired Companies to prepare and timely file all Tax Returns of the Acquired Companies for any Pre-Closing Tax Periods, and Sellers shall remit or cause to be remitted any Taxes due in respect of such Pre-Closing Tax Periods. Sellers and Purchaser acknowledge that each Single Member LLC is a “disregarded entity” as defined in Treasury Regulations Section 301.7701-3 and does not file a separate Tax Return for federal, and if applicable, or state, income tax purposes.

                    (ii) Sellers and Purchaser acknowledge that, on the Closing Date, there shall be a “termination” (as defined in Section 708 of the Code) of each of Florida Property Owner and SL Jupiter. Accordingly, Sellers shall prepare and file a federal, and if applicable, or state, Tax Return for each of Florida Property Owner and SL Jupiter for the Pre-Closing Tax Period ending on the Closing Date and there shall not be a Straddle Period for Florida Property Owner or SL Jupiter for federal, and if applicable, or state, income tax purposes.
               (b) Straddle Periods and Post-Closing Periods. Purchaser shall cause the Acquired Companies to prepare and timely file all Tax Returns of the Acquired Companies for all taxable periods of the Acquired Companies other than the Pre-Closing Tax Periods, and Purchaser shall remit or cause to be remitted any Taxes due in respect of such taxable periods. At least 45 days prior to the deadline for the filing of any Tax Return for a Straddle Period (and before Purchaser files such Tax Return), Purchaser shall furnish to Sellers a draft of such Tax Return and Sellers shall have the right to review, provide Purchaser written comments on, and approve the portion of such draft Tax Return that relates to Taxes allocable to the portion of the Straddle Period for which Sellers are responsible.
          12.6 Claims; Tax Proceedings. If any Governmental Authority issues to any Acquired Company a written notice of its intent to conduct a Proceeding with respect to Taxes, a written notice of deficiency, a written notice of an assessment, a written notice of a proposed adjustment, a written assertion of claim for the payment that relates to Taxes or Tax Returns of any Acquired Company for a Pre-Closing Tax Period or for a Straddle Period and for which Seller is obligated to pay or indemnify Purchaser (collectively, a “Tax Claim”), Purchaser shall notify Sellers’ Representative within ten (10) Business Days. The applicable Acquired Company shall control any Proceeding with respect to a Tax Claim (a “Tax Contest”); provided, however, that with respect to (a) any Tax Claim related to Taxes for a Pre-Closing Tax Period, (b) any Tax Claim related to Taxes for a Straddle Period or (c) with respect to any Tax Claim for which Sellers would be responsible for all or a portion of such Tax Claim, Sellers’ Representative may, at Sellers’ sole cost and expense, participate in such Tax Consent, and any settlement or other disposition of any such Tax Contest may only be made with the consent of Sellers.
          12.7 Certain Tax Elections. Sellers shall not have allowed any Acquired Company on or prior to the Closing Date to, make, revoke, or change any Tax election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement with any Governmental Authority, settle any Tax claim or assessment relating to any Acquired Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any Acquired Company, or take any other similar action (or omit to take any action) relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of increasing a Tax liability of any Acquired Company for any period ending after the Closing Date.
          12.8 Other Treatment. Sellers and Purchaser agree for all relevant Tax purposes to treat all indemnification payments to Purchaser pursuant to this Agreement as adjustments to the Closing Payment. Sellers and Purchaser agree to treat all interest and other earnings on the Deposit as income of Purchaser.
          12.9 Survival. Subject to the last sentence of Section 11.1, the obligations of Sellers to pay or indemnify for a Tax under this Section 12 shall expire upon the expiration of the applicable statute of limitations (after taking into account any waiver, extension, tolling, or mitigation thereof) of the underlying Tax; provided, however, to the extent that Sellers’ obligation to pay a Tax arises under a contract or other agreement or arrangement, Sellers’ obligations under this Section 12 shall not expire until sixty (60) after the expiration of such Acquired Company’s obligation to pay such Tax under the contract or other agreement or arrangement. Subject to the last sentence of Section 11.1, all other obligations of Sellers under this Section 12 shall survive until fully performed.
     SECTION 13. MISCELLANEOUS.
          13.1 Drafts not an Offer to Enter into a Legally Binding Contract. The parties hereto agree that the submission of a draft of this Agreement by one party to another is not intended by either party to be an offer to enter into a legally binding contract with respect to the purchase and sale of the Properties. The parties shall be legally bound with respect to the purchase and sale of the Properties pursuant to the terms of this Agreement only if and when the parties have been able to negotiate all of the terms and provisions of this Agreement in a manner acceptable to each of the parties in their respective sole discretion, and each Seller and Purchaser have fully executed and delivered to each other a counterpart of this Agreement.
          13.2 Brokerage Commissions. Each of the parties hereto represents to the other parties that it dealt with no broker, finder or like agent in connection with this Agreement or the transactions contemplated hereby, and that it reasonably believes that there is no basis for any other person or entity to claim a commission or other compensation for bringing about this Agreement or the transactions contemplated hereby. Sellers shall indemnify and hold harmless Purchaser, and its successors and assigns from and against any loss, liability or expense, including, reasonable attorneys’ fees, arising out of any claim or claims for commissions or other compensation for bringing about this Agreement or the transactions contemplated hereby made by any broker, finder or like agent, if such claim or claims are based in whole or in part on dealings with Sellers. Purchaser shall indemnify and hold harmless Sellers and their successors and assigns from and against any loss, liability or expense, including, reasonable attorneys’ fees, arising out of any claim or claims for commissions or other compensation for bringing about this Agreement or the transactions contemplated hereby made by any broker, finder or like agent, if such claim or claims are based in whole or in part on dealings with Purchaser. Nothing contained in this Section 13.2 shall be deemed to create any rights in any third party. The provisions of this Section 13.2 shall survive the Closing hereunder and any termination of this Agreement.
          13.3 Publicity. The parties agree that no party shall, with respect to this Agreement and the transactions contemplated hereby, make any public pronouncements, issue press releases or otherwise furnish information regarding this Agreement or the transactions contemplated hereby to any third party without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, except as may be required by law or as may be reasonably necessary, on a confidential basis, to any Governmental Authority to satisfy the Licensing Contingency or to obtain zoning information, Rating Agencies, potential sources of financing, financial analysts, or to entities involved with a sale of a Controlling Interest in Sellers, Purchaser or any of their Affiliates or to receive legal, accounting and/or tax advice; provided, however, that, if such information is required to be disclosed by law, the party so disclosing the information will use reasonable efforts to give notice to the other parties as soon as such party learns that it must make such disclosure. This Section 13.3 shall be subject to the terms of the Confidentiality Agreement. Notwithstanding the foregoing, Purchaser, the REIT and their respective Affiliates, underwriters, advisors, employees and agents may make any disclosures reasonably necessary or advisable in order to comply with any Law relating to the IPO or other regulatory matters, including but not limited to the Securities Act of 1934, as amended, and the Securities and Exchange Act of 1934, as amended, and all regulations promulgated thereunder, provided that Purchaser shall promptly notify Sellers of, and provide Sellers with a copy of, any such disclosure.
          13.4 Notices.
               (a) Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement shall be deemed adequately given if in writing and the same shall be delivered either in hand, or by mail or Federal Express or similar expedited commercial carrier, or by facsimile transmission addressed to the recipient of the notice, postpaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier), whether given by the parties hereto or their respective Representatives.
               (b) All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of acknowledged receipt, upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.
               (c) All such notices shall be addressed,

if to Sellers’ Representative, Sellers	WSL Holdings IV, L.L.C.
or any Seller, to:	c/o Walton Street Capital
900 North Michigan Avenue, Suite 1900
Chicago, Illinois 60611
Attention: Mr. Howard Brody, Principal
Phone: (312) 915-2346
Fax: (312) 915-2881

with a copies to:	Pircher, Nichols & Meeks
900 North Michigan Ave, Suite 1050
Chicago, Illinois 60611
Attn: Real Estate Notices (JDL/SMB)
Phone: (312) 915-3112
Fax: (312) 915-3348

and

SL Jupiter, L.L.C.
c/o Senior Lifestyle Corporation
111 East Wacker Drive, Suite 2200
Chicago, Illinois 60601
Attention: Mr. Jerrold H. Frumm and Stephen
J. Levy, Esq.
Phone: (312) 673-4373
Fax: (312) 673-4430

if to Purchaser, to:	Legacy Healthcare Properties Trust, Inc.
189 South Orange Avenue
South Tower, Suite 1150
Orlando, Florida 32801
Attention: Mr. Phillip Anderson, COO
Phone: (407) 412-9200
Fax: (407) 412-6499

with copies to:	Broad and Cassel
7777 Glades Road, Suite 300
Boca Raton, Florida 33434
Attention: Richard MacFarland, P.A.
Phone: (561) 883-8959
Fax: (561) 218-8959

and

Broad and Cassel
390 North Orange Avenue, Suite 1400
Orlando, Florida 32801
Attention: Sara W. Bernard, Esquire
Phone: (407) 839-4211
Fax: (407) 650-0901

If to Title Company, to:	First America Title Insurance Company
111 North Orange Avenue, Suite 1285
Orlando, FL 32801
Attention: Scott Brown, Commercial Closer
and Senior Paralegal
Phone: (407) 244-0001
Fax: (888) 216-9921
               (d) By notice given as herein provided, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within the United States of America.

          13.5 Waivers, Etc. Any waiver of any term or condition of this Agreement, or of the breach of any covenant, representation or warranty contained herein, in any one instance, shall not operate as or be deemed to be or construed as a further or continuing waiver of any other breach of such term, condition, covenant, representation or warranty or any other term, condition, covenant, representation or warranty, nor shall any failure at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner such party’s right at a later time to enforce or require performance of such provision or any other provision hereof. This Agreement may not be amended nor shall any waiver, change, modification, consent or discharge be effected, except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification, consent or discharge is sought.
          13.6 Assignment; Successors and Assigns. Except as otherwise provided herein, this Agreement and all rights and obligations hereunder shall not be assignable by any party without the written consent of the other parties; provided, however, Purchaser may assign this Agreement in whole or in part to any of Purchaser’s Affiliates; provided, however, such assignment shall not in any way release Purchaser from its obligations or liabilities under this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended and shall not be construed to create any rights in or to be enforceable in any part by any other persons.
          13.7 Severability. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.
          13.8 Counterparts, Entire Agreement, Amendments. This Agreement may be executed in two (2) or more counterparts, including by facsimile or other electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and shall supersede and take the place of any other instruments purporting to be an agreement of the parties hereto relating to the subject matter hereof. This Agreement may not be amended or modified in any respect other than by the written agreement of all of the parties hereto.
          13.9 Governing Law; Jurisdiction; Waiver of Jury Trial.

               (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS. THE PARTIES RECOGNIZE THAT, WITH RESPECT TO SOME OF THE PROPERTIES, IT MAY BE NECESSARY FOR THE PARTIES TO COMPLY WITH CERTAIN ASPECTS OF THE LAWS OF OTHER STATES IN ORDER TO CONSUMMATE THE PURCHASE AND SALE OF SUCH PROPERTIES PURSUANT HERETO. THE PARTIES AGREE TO COMPLY WITH SUCH OTHER LAWS TO THE EXTENT NECESSARY TO CONSUMMATE THE PURCHASE AND SALE OF SUCH PROPERTIES. IT IS THE PARTIES’ INTENT THAT THE PROVISIONS OF THIS AGREEMENT BE APPLIED TO EACH PROPERTY IN A MANNER THAT RESULTS IN THE GREATEST CONSISTENCY POSSIBLE.
               (b) For the purposes of any suit, action or proceeding involving this Agreement, Sellers and Purchaser hereby expressly submit to the jurisdiction of all federal and state courts sitting in the State of Illinois and consents that any order, process, notice of motion or other application to or by any such court or a judge thereof may be served within or without such court’s jurisdiction by registered mail or by personal service; provided that a reasonable time for appearance is allowed, and Purchaser agrees that such courts shall have the exclusive jurisdiction over any such suit, action or proceeding commenced by any party. In furtherance of such agreement, Purchaser agrees upon the request of any party to discontinue (or agree to the discontinuance of) any such suit, action or proceeding pending in any other jurisdiction.
               (c) Purchaser hereby irrevocably waives any objection that Purchaser may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any federal or state court sitting in the State of Illinois and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
               (d) EACH PARTY HEREBY WAIVES, IRREVOCABLY AND UNCONDITIONALLY, TRIAL BY JURY IN ANY ACTION BROUGHT ON, UNDER OR BY VIRTUE OF OR RELATING IN ANY WAY TO THIS AGREEMENT OR ANY OF THE DOCUMENTS EXECUTED IN CONNECTION HEREWITH, THE PROPERTIES, OR ANY CLAIMS, DEFENSES, RIGHTS OF SET-OFF OR OTHER ACTIONS PERTAINING HERETO OR TO ANY OF THE FOREGOING.
          13.10 Performance on Business Days. In the event the date on which performance or payment of any obligation of a party required hereunder is other than a Business Day, the time for payment or performance shall automatically be extended to the first Business Day following such date.
          13.11 Attorneys’ Fees. If any lawsuit or arbitration or other legal proceeding arises in connection with the interpretation or enforcement of this Agreement, the prevailing party therein shall be entitled to receive from the other party the prevailing party’s costs and expenses, including reasonable attorneys’ fees, incurred in connection therewith, in preparation therefor and on appeal therefrom, which amounts shall be included in any judgment therein.

          13.12 Relationship. Nothing herein contained shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or joint venture between the parties hereto, it being understood and agreed that (except as and to the extent specifically provided for herein) no provision contained herein, nor any acts of the parties hereto shall be deemed to create the relationship between the parties hereto other than the relationship of seller and purchaser and landlord and prospective tenant, as the case may be.
          13.13 Section and Other Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
          13.14 Title Company. Purchaser shall be responsible for payment of any reasonable fees or compensation due to Title Company for its services as escrow agent hereunder. Title Company shall be liable only to hold the Deposit, to invest same as provided for herein, and to deliver same to the parties named herein in accordance with the provisions of this Agreement. Title Company, as escrow agent, is acting in the capacity of a depository only, and shall not be liable or responsible to anyone for any damages, losses or expenses unless same shall be caused by the gross negligence or willful malfeasance of Title Company. In the event of any disagreement among any of the parties to this Agreement or among them or any of them and any other person, resulting in adverse claims and demands being made in connection with or for the Properties, or any portion thereof, involved herein or affected hereby, Title Company shall be entitled to refuse to comply with any such claims or demands as long as such disagreement may continue, and in so refusing, shall make no delivery or other disposition of the Properties, or any portion thereof, then held by it under this Agreement, and in so doing Title Company shall not become liable in any way for such refusal, and Title Company shall be entitled to continue to refrain from acting until (a) the rights of adverse claimants shall have been finally settled by binding arbitration or finally adjudicated in a court assuming and having jurisdiction of the Properties involved herein or affected hereby, or (b) all differences shall have been adjusted by agreement and Title Company shall have been notified in writing of such agreement signed by the parties hereto. Further, Title Company shall have the right at any time after a dispute between Sellers and Purchaser has arisen, to pay any deposits held by it into any court of competent jurisdiction for payment to the appropriate party, whereupon Title Company’s obligations hereunder shall terminate.
          13.15 Further Assurances. At and after the Closing Date, the parties agree to execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions of this Agreement and the other Transaction Documents and to make effective the transactions contemplated hereby.
          13.16 Force Majeure. “Force Majeure” shall mean any Act of God, earthquake, hurricane, flood, fire, or extraordinary weather condition; riot, war, or order of a civil, military or naval authority; strikes, labor disputes, or any other course of events reasonably beyond Buyer’s or Sellers’ control. In the event that either party shall claim a delay based upon Force Majeure, such party shall immediately advise the other of the commencement and resolution of any Force Majeure event. All time periods shall be extended for the period of time during which the Force

Majeure event existed. Such party’s failure to timely advise the other of a Force Majeure event shall be deemed a waiver of such party’s right to claim Force Majeure with respect to such event.
          13.17 Time of Essence. Time is of the essence of this Agreement, and of each and every provision hereof, and in the performance of all conditions and covenants to be performed or satisfied by any party hereto.
          13.18 Sellers’ Representative. Each Seller hereby irrevocably constitutes and appoints WSL Holdings IV, L.L.C., a Delaware limited liability company, acting singly, as its true and lawful agent, proxy and attorney-in-fact (the “Sellers’ Representative”) and authorizes Sellers’ Representative acting for such Sellers and in such Sellers’ name, place and stead, in any and all capacities to do and perform every act and thing reasonably necessary or desirable to be done in connection with the transactions contemplated hereby, as fully to all intents and purposes as such Sellers might or could do in person, except to the extent that this Agreement specifically provides for an action to be taken by or for, or a notice to be delivered to, Sellers, including for the purposes of: (i) performing the duties of Sellers’ Representative as set forth in this Agreement; (ii) accepting from Purchaser the payment of the Purchase Price, and distributing to each Seller its portion of such funds; (iii) changing the time, date or place of the Closing; (iv) granting any consent or waiver required or desired of Sellers by Purchaser pursuant to this Agreement; (v) representing Sellers in connection with any indemnification related matter, including disputing or settling any claim by Purchaser; (vi) determining the presence (or absence) of claims for payment pursuant to this Agreement or any agreement executed in connection herewith; (vii) to engage and employ agents and representatives (including accountants, legal counsel and other professionals) and to incur such other expenses as Sellers’ Representative reasonably deems necessary or prudent in connection herewith; and (viii) taking any action and delivering all documents contemplated by this Agreement and any other instruments which Sellers’ Representative may deem necessary or advisable to accomplish the purposes of this Agreement. Each Seller hereby grants unto Sellers’ Representative full power and authority to do and perform each and every act as is described under this Section 13.18, as fully to all intents and purposes as Sellers might or could do in person, hereby ratifying and confirming all that Sellers’ Representative has lawfully done consistent herewith and may lawfully do or cause to be done by virtue hereof. Each Seller hereby agrees by executing this Agreement that the foregoing agency, proxy and power of attorney are coupled with an interest, and are therefore irrevocable without the consent of Sellers’ Representative and shall survive the bankruptcy of such Person. Each Seller hereby acknowledges and agrees that upon execution of this Agreement any delivery by Sellers’ Representative of any waiver, amendment, agreement, opinion, certificate or other documents executed by Sellers’ Representative in accordance with this Section 13.18 or any decisions made by Sellers’ Representative in accordance with this Section 13.18 shall be binding on such Person as fully as if such Person had executed and delivered such documents or made such decisions. Sellers’ Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Seller, except in respect of amounts received by Sellers’ Representative on behalf of a Seller. Sellers’ Representative shall not be liable to any Seller for any action taken or omitted by it or any agent employed by it under this Agreement or any other agreement executed in connection herewith or therewith, except that Sellers’ Representative shall not be relieved of any liability imposed by law for gross negligence or willful misconduct. Sellers’ Representative shall not be liable to any Seller for any apportionment or distribution of payments made by it in good faith, and, if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Seller to whom payment was due, but not made, shall be to recover from the other Sellers, as applicable, any payment in excess of the amount to which they are determined to have been entitled pursuant to this Agreement. The actions of Sellers’ Representative are fully and completely binding and Purchaser is entitled to rely upon the provisions of this Section 13.18.
          13.19 All or Nothing Transaction. Pursuant to the terms of this Agreement, Sellers agree to sell to Purchaser, and Purchaser agrees to purchase from Sellers, all of the Interests at Closing in consideration for the Purchase Price. The sale of the Interests shall be on an “all or nothing” basis, and Purchaser shall not be entitled to consummate the transactions contemplated by this Agreement unless Purchaser purchases all of the Interests.
          13.20 Post-Closing Access. For a period of four (4) years after the Closing, Sellers and their Representatives shall be entitled to reasonable access, during normal business hours, to all documents, books and records given to Purchaser by Sellers at Closing upon reasonable prior written notice to Purchaser, and shall have the right to make copies of such documents, books and records at Sellers’ expense. The provisions of this Section shall survive the Closing.
          13.21 Confidentiality. The terms and provisions of the Confidentiality Agreement are incorporated herein by reference, shall continue to be binding on the partiers thereto and hereto, and shall survive the Closing or any termination of this Agreement, irrespective of any survival period set forth in the Confidentiality Agreement. The materials and information provided to Purchaser pursuant to the terms of this Agreement shall constitute “Confidential Information” as contemplated in the Confidentiality Agreement. Additionally, as further outlined in the Confidentiality Agreement, during the term of this Agreement, Sellers may have information made available to it regarding the activities of Purchaser which may require compliance with applicable SEC rules and regulations. Both Purchaser and Seller shall observe any and all applicable SEC rules regarding the Confidential Information.
          13.22 Survival. Except for the provisions of this Agreement which are expressly intended to survive the termination of this Agreement or the Closing, the rights and obligations of each party hereto shall not survive the termination of this Agreement or the Closing.
[SIGNATURES APPEAR ON THE FOLLOWING PAGES]

     IN WITNESS WHEREOF, the parties have caused this Purchase and Sale Agreement to be executed as a sealed instrument as of the Effective Date.
SELLERS:
WSL HOLDINGS IV, L.L.C.,
a Delaware limited liability company
By:	Walton SL Investors IV, L.L.C., a Delaware limited liability company, its Member
By:	Walton Acquisition REOC Holdings IV, L.L.C., a Delaware limited liability company, its Sole Member
By:	Walton Street Real Estate Fund IV, L.P., a Delaware limited partnership, its Managing Member
By:	Walton Street Managers IV, L.P., a Delaware limited partnership, its General Partner
By:	WSC Managers IV, Inc., a Delaware corporation, its General Partner

By:	/s/ Howard J. Brody
	Name:	Howard J. Brody
	Title:	Vice President

WALTON ACQUISITION HOLDINGS IV, LP,
a Delaware limited partnership
By:	Walton Street Real Estate Fund IV, L.P., a Delaware limited partnership, its General Partner
By:	Walton Street Managers IV, L.P., a Delaware limited partnership, its General Partner
By:	WSC Managers IV, Inc., a Delaware corporation, its General Partner

By:	/s/ Howard J. Brody
	Name:	Howard J. Brody
	Title:	Vice President

SL JUPITER HOLDINGS, L.L.C., a Delaware limited liability company
By:	/s/ William B. Kaplan
	Name:	William B. Kaplan
	Title:	Manager

MANGROVE BAY INVESTORS, L.L.C., a Delaware limited liability company
By:	/s/ William B. Kaplan
	Name:	William B. Kaplan
	Title:	Manager

SENIOR LIFESTYLE CONTRIBUTION COMPANY, L.L.C., a Delaware limited liability company
By:	/s/ William B. Kaplan
	Name:	William B. Kaplan
	Title:	Manager

SENIOR LIFESTYLE CI-II, L.L.C., a Delaware limited liability company
By:	/s/ Stephen J. Levy
	Name:	Stephen J. Levy
	Title:	Manager

PURCHASER: LEGACY HEALTHCARE PROPERTIES TRUST, INC., a Maryland corporation
By:	/s/ Phillip M. Anderson
	Name:	Phillip M. Anderson
	Title:	President

     Walton Street Real Estate Fund IV, L.P. and Senior Lifestyle Corporation hereby join the foregoing Interest Purchase and Sale Agreement solely for the purpose of confirming their respective obligations as Guarantors pursuant to the provisions of Section 10.5(d) of such Interest Purchase and Sale Agreement.
WALTON STREET REAL ESTATE FUND IV, L.P.,
a Delaware limited partnership
By:	Walton Street Managers IV, L.P., a Delaware limited partnership, its General Partner

By:	WSC Managers IV, Inc., a Delaware corporation, its General Partner

By:	/s/ Howard J. Brody
	Name:	Howard J. Brody
	Title:	Vice President

SENIOR LIFESTYLE CORPORATION, an Illinois corporation
By:	/s/ Stephen J. Levy
	Name:	Stephen J. Levy
	Title:	Senior Vice President

     Legacy Healthcare Advisors, LLC hereby joins the foregoing Interest Purchase and Sale Agreement solely for the purpose of confirming its obligations pursuant to the provisions of Section 11.3(a)(iii) of such Interest Purchase and Sale Agreement.

LEGACY HEALTHCARE ADVISORS, LLC, a Florida limited liability company
By:	/s/ Phillip M. Anderson
	Name:	Phillip M. Anderson
	Title:	President

ESCROW ACKNOWLEDGEMENT
     Receipt of the Initial Deposit referred to above is hereby acknowledged this 27th day of April, 2010. The undersigned agrees to hold all Deposits received hereunder according to the terms of the foregoing Agreement.

First American Title Insurance Company
By:	/s/ Scott A. Brown
	Name:	Scott A. Brown
	Title:	Commercial Closer